Explanatory Note

Although the Acquisition (as defined in this Offer to Purchase) has not yet closed, this Offer to Purchase is written as if the Acquisition had already closed. CIS will not commence the tender offer described in this Offer to Purchase until the Acquisition has closed.

Offer to Purchase for Cash

by

CIS ACQUISITION LTD.

of

Up to 3,500,000 Callable Class B Ordinary Shares

at a Purchase Price of $10.40 Per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P. M., NEW YORK CITY TIME, ON [__________], SEPTEMBER [___], 2014
UNLESS THE OFFER IS EXTENDED.

If you support our proposed Acquisition (as defined below), do not tender your Callable Class B Ordinary Shares in this Offer.

CIS Acquisition Ltd. (“CIS,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 3,500,000 of its Callable Class B Ordinary Shares, par value $0.0001 per share (the “Callable Class B Ordinary Shares”), at a purchase price of $10.40 per share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $36,400,000, subject to certain conditions described in this Offer to Purchase and in the Letter of Transmittal (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”).

The Purchase Price is equal to the per share amount on deposit in our trust account as of the commencement of the Offer (excluding interest earned thereon), less taxes payable. See “The Offer — General; Purchase Price; No Proration.”

On June 16, 2014, a Stock Purchase Agreement (the “Agreement”) was entered into by and among CIS, Red Rock Holdings Group, LLC, a Delaware Limited Liability company (“Red Rock” or the “Target”), and Foster Jennings, Inc., Red Rock’s sole member (the “Member”). Upon the closing of the transaction contemplated in the Agreement on __________, 2014, the Company acquired 100% of the issued and outstanding equity interests in Target from Member in exchange for the transaction consideration consisting of 11,500,000 Class C Ordinary Shares (the “Acquisition”). The Agreement also provides for earn-outs of up to 3,000,000 additional Ordinary Shares.

This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public shareholders with an opportunity to redeem their Callable Class B Ordinary Shares for a pro-rata portion of our Trust Account (as defined below). The holders of Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates (the “founders”), have agreed not to tender their shares in this Offer.

THE OFFER IS CONDITIONED ON NO MORE THAN 3,500,000 CALLABLE CLASS B ORDINARY SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Callable Class B Ordinary Shares validly tendered, and not properly withdrawn, will be purchased pursuant to the Offer. Callable Class B Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Callable Class B Ordinary Shares.”

We will fund the purchase of Callable Class B Ordinary Shares in the Offer with our cash resources and cash available to us from the Trust Account. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Callable Class B Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions. See “The Offer — Purchase of Callable Class B Ordinary Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

On _______ __, 2014, the last reported sale price of the Callable Class B Ordinary Shares was $[___] per share. Shareholders are urged to obtain current market quotations for the Callable Class B Ordinary Shares before deciding whether to tender their Callable Class B Ordinary Shares pursuant to the Offer. See “Market Price Information.”

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of CIS’s shareholders. If you tender your Callable Class B Ordinary Shares in the Offer, you will not continue to be a shareholder of the Company and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Callable Class B Ordinary Shares. However, you must make your own decision as to whether to tender your Callable Class B Ordinary Shares and, if so, how many Callable Class B Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Callable Class B Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer, and “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the our founding shareholders, and the pro forma book value per share.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

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IMPORTANT

If you desire to tender all or any portion of your Callable Class B Ordinary Shares, you must do one of the following before the Offer expires:

•	if your Callable Class B Ordinary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Callable Class B Ordinary Shares for you;

•	if you hold certificates for Callable Class B Ordinary Shares registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Callable Class B Ordinary Shares and any other documents required by the Letter of Transmittal, to the Depositary; or

•	if you are an institution participating in The Depository Trust Company, you must tender your Callable Class B Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Callable Class B Ordinary Shares” of this Offer to Purchase.

To validly tender Callable Class B Ordinary Shares pursuant to the Offer, other than Callable Class B Ordinary Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered Callable Class B Ordinary Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Callable Class B Ordinary Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

HOW TO OBTAIN ADDITIONAL INFORMATION

This Offer to Purchase incorporates important business and financial information about CIS that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents filed by CIS with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

If you would like to request documents, please do so no later than ______________, 2014 to ensure that you receive them prior to the closing of the Offer. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about CIS.

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SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Offer and the Acquisition. To understand the Offer and the Acquisition fully and for a more complete description of the terms of the Offer and the Acquisition, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of the offer to purchase Callable Class B Ordinary Shares, par value $0.0001 per share, of CIS Acquisition Ltd. (the “Callable Class B Ordinary Shares”) upon the closing of the Offer.

Securities Subject to the Offer	Up to 3,500,000 Callable Class B Ordinary Shares.

Price Offered Per share of Callable Class B Ordinary Shares in the Offer	$10.40 net to the seller in cash, without interest thereon (the “Purchase Price”). We expressly reserve the right, in our sole discretion, to increase or decrease the Purchase Price pursuant to the Offer to Purchase, subject to applicable law, our Amended and Restated Articles of Incorporation and by-laws (the “Articles of Incorporation”) and the Acquisition.

Scheduled Expiration of Offer	5:00 p.m., New York City time, on [__________], September [___], 2014, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Party Making the Offer	CIS Acquisition Ltd., a British Virgin Islands Company

Conditions to the Offer

Our obligation to purchase Callable Class B Ordinary Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•    no more than 3,500,000 Callable Class B Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date.

See “The Offer — Conditions of the Offer” and “The Acquisition - Conditions to the Acquisition.”

For further information regarding the Offer, see “The Offer” beginning on page 8.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.           Who is offering to purchase the securities?

A:            CIS Acquisition Ltd. (“CIS”, the “Company,” “we,” “us” or “our”) is offering to purchase the Callable Class B Ordinary Shares.

Q.           What securities are sought?

A.           We are offering to purchase (the “Offer”) up to 3,500,000 outstanding Callable Class B Ordinary Shares.

Q.           Why are we making the Offer?

A.           On June 16, 2014, a Stock Purchase Agreement (the “Agreement”) was entered into by and among CIS, Red Rock Holdings Group, LLC, a Delaware Limited Liability company (“Red Rock” or the “Target”), and Foster Jennings, Inc., Red Rock’s sole member (the “Member”). Upon the closing of the transaction contemplated in the Agreement on __________, 2014, the Company acquired 100% of the issued and outstanding equity interests in Target from Member in exchange for the transaction consideration consisting of 11,500,000 Class C Ordinary Shares (the “Acquisition”). The Agreement also provides for earn-outs of up to 3,000,000 additional Ordinary Shares.

This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public shareholders with an opportunity to redeem their Callable Class B Ordinary Shares for a pro-rata portion of our Trust Account. The holders of Callable Class B Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Acquisition, CIS shall purchase and pay the Purchase Price for each share of Callable Class B Ordinary Shares validly tendered and not properly withdrawn.

Q.           What is the background of CIS?

A.           We were formed on November 28, 2011, under the laws of the British Virgin Islands. We were formed to acquire, through a merger, stock exchange, asset acquisition, stock purchase or similar acquisition transaction, one or more operating businesses. Although we were not limited to a particular geographic region or industry, we intended to focus on operating businesses with primary operations in Russia and Eastern Europe. We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act. On December 21, 2012, our initial public offering (our “IPO”) of 4,000,000 units was consummated at a public offering price of $10.00 per unit, generating gross proceeds of $40,000,000. Each unit consists of one callable Class A Share, par value $0.0001 per share, and one redeemable warrant. Each redeemable warrant included in the units entitles the holder to purchase one ordinary share at a price of $10.00. Immediately prior to the consummation of the IPO, we completed a private placement of 4,500,000 warrants at a price of $0.75 per warrant, for an aggregate purchase price of $3,375,000, to our founding shareholders and their designees. Until the acquisition of Red Rock, CIS did not operate a business and its activities were limited to locating a business to acquire.

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Q.           What are the most significant conditions to the Offer?

A.           The Offer is not conditioned on any minimum number of Callable Class B Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions. If the tender offer is not completed by September 21, 2014, CIS will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.40 per share) to each holder of Callable Class B Ordinary Shares, and the Callable Class B Ordinary Shares will be canceled. We refer to the conditions to the Offer as the “offer conditions.” See “The Offer — Purchase of Series B Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

Q.           How will CIS fund the payment for the Callable Class B Ordinary Shares?

A.           We will use funds raised in connection with our IPO and the sale of warrants to our directors and officers which are currently held in the Trust Account for the benefit of our shareholders, a portion of which will become available to us upon consummation of the Offer, to purchase Callable Class B Ordinary Shares tendered in the Offer. See “The Offer — Source and Amount of Funds.”

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Q.           How long do I have to tender my Callable Class B Ordinary Shares?

A.           You may tender your Callable Class B Ordinary Shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, CIS may need to extend the Offer depending on the timing and process of the SEC’s staff review of the Offer to Purchase and related materials. The Offer will expire on [__________], September [___], 2014, at 5:00 p.m., New York City time, unless we extend or terminate the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Callable Class B Ordinary Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Callable Class B Ordinary Shares.”

Q.           Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A.           We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to the restriction in our Articles of Incorporation that requires us to distribute funds from our Trust Account no later than September 21, 2014. Certain amendments to the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Callable Class B Ordinary Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.           How will I be notified if the Offer is extended or amended?

A.           If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.           How do I tender my Callable Class B Ordinary Shares?

A.           If you hold your Callable Class B Ordinary Shares in your own name as a holder of record and decide to tender your Callable Class B Ordinary Shares, you must deliver your Callable Class B Ordinary Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Callable Class B Ordinary Shares”) to American Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on [__________], September [___], 2014, or such later time and date to which we may extend the Offer.

If you hold your Callable Class B Ordinary Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Callable Class B Ordinary Shares. See “The Offer — Procedures for Tendering Callable Class B Ordinary Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Callable Class B Ordinary Shares, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Callable Class B Ordinary Shares” of this Offer to Purchase.

You may contact Advantage Proxy (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Callable Class B Ordinary Shares” and the instructions to the Letter of Transmittal.

Q.           Until what time can I withdraw previously tendered Callable Class B Ordinary Shares?

A.           You may withdraw your tendered share of Callable Class B Ordinary Shares at any time prior 5:00 p.m., New York City time, on [__________], September [___], 2014, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Callable Class B Ordinary Shares for payment, you may withdraw your tendered CIS Callable Class B Ordinary Shares at any time after 5:00 p.m., New York City time, on [__________], September [___], 2014. See “The Offer — Withdrawal Rights.”

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Q.           How do I properly withdraw Callable Class B Ordinary Shares previously tendered?

A.           You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your Callable Class B Ordinary Shares. Your notice of withdrawal must specify your name, the number of Callable Class B Ordinary Shares to be withdrawn and the name of the registered holder of such Callable Class B Ordinary Shares. Certain additional requirements apply if the certificates for Callable Class B Ordinary Shares to be withdrawn have been delivered to the Depositary or if your Callable Class B Ordinary Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Callable Class B Ordinary Shares.” See “The Offer — Withdrawal Rights.”

Q.           Has CIS or its board of directors adopted a position on the Offer?

A.           Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of CIS’s shareholders. If you tender your Callable Class B Ordinary Shares in the Offer, you will not continue to be a shareholder of the Company and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Callable Class B Ordinary Shares. However, you must make your own decision as to whether to tender your Callable Class B Ordinary Shares and, if so, how many Callable Class B Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q.           When and how will CIS pay for the Callable Class B Ordinary Shares I tender that are accepted for purchase?

A.           We will pay the Purchase Price in cash, without interest, for the Callable Class B Ordinary Shares we purchase promptly after (i) the expiration of the Offer if the offer conditions are satisfied, and (ii) our acceptance of the Callable Class B Ordinary Shares for payment. We will pay for the Callable Class B Ordinary Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Callable Class B Ordinary Shares accepted for payment. See “The Offer — Purchase of Callable Class B Ordinary Shares and Payment of Purchase Price.”

Q.           Will I have to pay brokerage fees and commissions if I tender my Callable Class B Ordinary Shares?

A.           If you are a holder of record of your Callable Class B Ordinary Shares and you tender your Callable Class B Ordinary Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Callable Class B Ordinary Shares in street name through a broker, bank or other nominee and your broker tenders Callable Class B Ordinary Shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Callable Class B Ordinary Shares.”

Q.           What are the U.S. federal income tax consequences if I tender my Callable Class B Ordinary Shares?

A.           The receipt of cash for your tendered Callable Class B Ordinary Shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. See “Material U.S. Federal Income Tax Consequences,” below.

Q.           Will I have to pay stock transfer tax if I tender my Callable Class B Ordinary Shares?

A.           We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Callable Class B Ordinary Shares to anyone other than the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Callable Class B Ordinary Shares and Payment of Purchase Price.”

Q.           Who do I contact if I have questions about the Offer?

A.           For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at 877-870-8565 or 206-870-8565.

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Q.           How many Callable Class B Ordinary Shares is CIS offering to purchase?

A.           We are offering to purchase up to 3,500,000 Callable Class B Ordinary Shares validly tendered in the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Purpose of the Offer; Certain Effects of the Offer.”

The Offer is not conditioned on any minimum number of Callable Class B Ordinary Shares being tendered by shareholders. However, the Offer is conditioned on no more than 3,500,000 Callable Class B Ordinary Shares being validly tendered and not properly withdrawn. See “The Offer — General; Purchase Price; No Proration.”

Q.           If more than 3,500,000 Callable Class B Ordinary Shares are validly tendered and not properly withdrawn, will CIS purchase the Callable Class B Ordinary Shares tendered on a pro rata basis?

No. The Offer contains a Maximum Tender Condition that no more than 3,500,000 Callable Class B Ordinary Shares are validly tendered and not properly withdrawn prior to the Expiration Date. Accordingly, if more than 3,500,000 Callable Class B Ordinary Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. See “The Offer — General; Purchase Price; No Proration.”

Q.           What will be the purchase price for the Callable Class B Ordinary Shares and what will be the form of payment?

A.           The Purchase Price for the Offer is $10.40 per share, which is equal to the per share amount held in the Trust Account as of the commencement of this Offer excluding interest earned on the Trust Account. All Callable Class B Ordinary Shares we purchase will be purchased at the Purchase Price. See “The Offer — General; Purchase Price; No Proration.” If your Callable Class B Ordinary Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in “Introduction”).

Q.           How will the Offer affect the number of Callable Class B Ordinary Shares outstanding and the number of holders of CIS?

A.           As of __________, 2014, we had __________ outstanding Callable Class B Ordinary Shares, all of which were issued in the IPO. In addition, we had outstanding warrants to acquire __________ Ordinary Shares at an exercise price of $_______ per share. If 3,500,000 Callable Class B Ordinary Shares are purchased by us pursuant to the Offer, we will have approximately ____________ Callable Class B Ordinary Shares outstanding following the purchase of Callable Class B Ordinary Shares tendered and not validly withdrawn pursuant to the Offer (excluding Callable Class B Ordinary Shares aresuable upon exercise of outstanding warrants and the Transaction Consideration). Warrants are not subject to the Offer and therefore the number of warrants outstanding will not be affected by the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of CIS Securities.”

To the extent any of our shareholders validly tender their Callable Class B Ordinary Shares (without subsequently properly withdrawing such tendered Callable Class B Ordinary Shares) and that tender is accepted, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q.           What will happen if I do not tender my Callable Class B Ordinary Shares?

A.           Shareholders who choose not to tender their Callable Class B Ordinary Shares will retain their Callable Class B Ordinary Shares. The callable Series B Shares and Series C Shares will be consolidated into one series of common stock upon the consummation of the post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be.

Continuing shareholders that do not tender their Callable Class B Ordinary Shares will also be subject to several other risks including:

•	reduced public float and therefore reduced liquidity;

•	the Callable Class B Ordinary Shares could be delisted from Nasdaq if we do not meet applicable requirements;

•	concentration of ownership among the company’s founders and their affiliates;

•	risks associated with CIS’s business following the business combination; and

•	share price declines.

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See “Risk Factors”

Q.           If I object to the price being offered for my Callable Class B Ordinary Shares, will I have appraisal rights?

A.           No appraisal rights will be available to you in connection with the Offer. See “Appraisal Rights.”

Q:            What happens to the funds deposited in the Trust Account following the Acquisition?

A:            Following the consummation of the Acquisition, funds in the Trust Account will be released to CIS to pay the Purchase Price to CIS shareholders tendering their Callable Class B Ordinary Shares in the Offer. The balance of the funds will be released to CIS to fund its working capital.

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SUMMARY

This summary highlights selected information from this Offer to Purchase but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. Please read these documents carefully as they are the legal documents that govern the Offer and Acquisition. Unless the context otherwise requires, references to “CIS,” “we,” “us” or “our” in this Offer to Purchase refers to CIS Acquisition Ltd., including its consolidated subsidiaries.

Background Information

CIS was formed on November 28, 2011, under the laws of the British Virgin Islands. We were formed to acquire, through a merger, stock exchange, asset acquisition, stock purchase or similar acquisition transaction, one or more operating businesses. Although we were not limited to a particular geographic region or industry, we intended to focus on operating businesses with primary operations in Russia and Eastern Europe. We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act. On December 21, 2012, our IPO of 4,000,000 units was consummated at a public offering price of $10.00 per unit, generating gross proceeds of $40,000,000. Each unit consists of one callable Class A Share, par value $0.0001 per share, and one redeemable warrant. Each redeemable warrant included in the units entitles the holder to purchase one ordinary share at a price of $10.00. Immediately prior to the consummation of the IPO, we completed a private placement of 4,500,000 warrants at a price of $0.75 per warrant, for an aggregate purchase price of $3,375,000, to our founding shareholders and their designees. We sold to the underwriters of the IPO, as additional compensation, an aggregate of 136,000 Class A Shares for $2,720. A total of $41,600,000, which includes a portion of the $3,375,000 of proceeds from the private placement of warrants to the founding shareholders and their designees, has been placed in trust (the “Trust Account”) pending the completion of our initial acquisition transaction. On March 18, 2012, the common stock and warrants underlying the units sold in the IPO began to trade separately.

On June 16, 2014, a Stock Purchase Agreement (the “Agreement”) was entered into by and among CIS, Red Rock Holdings Group, LLC, a Delaware Limited Liability company (“Red Rock” or the “Target”), and Foster Jennings, Inc., Red Rock’s sole member (the “Member”). Upon the closing of the transaction contemplated in the Agreement on __________, 2014, the Company acquired 100% of the issued and outstanding equity interests in Target from Member in exchange for the transaction consideration consisting of 11,500,000 Class C Ordinary Shares (the “Acquisition”). The Agreement also provides for earn-outs of up to 3,000,000 additional Ordinary Shares.

If the tender offer is not completed by September 21, 2014, CIS will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.40 per share) to each holder of Callable Class B Ordinary Shares, and the Callable Class B Ordinary Shares will be canceled.

Description of Business

Red Rock is a Delaware limited liability company whose principal business is conducted through its insurance subsidiary, Red Rock Insurance Company. Red Rock Insurance Company recently changed its business model to focus on writing specialty property and casualty insurance and other insurance products, including inland marine, general liability, personal auto, and commercial auto in the United States primarily through managing general agencies and program administrators. As a specialty underwriter, Red Rock Insurance Company believes that it will generate superior returns as compared to an underwriter that takes a more “traditional” underwriting approach and that its knowledge regarding its specialized insurance products, targeted industries, classes of business and risk characteristics provides it with a competitive edge when determining the terms and conditions of policies that it chooses to write. Red Rock also anticipates issuing surety bonds, including performance bonds, concerning commodity and other contracts. Red Rock intends to enter into these transactions where it determines there is significant opportunity for profit exceeding the level of risk undertaken.

Red Rock Insurance Company currently holds licenses to write property and casualty, surety, and workers compensation policies in 48 states and the District of Columbia. However, it is not currently permitted to write new policies in California, Connecticut, Idaho, Iowa, Kentucky, Michigan, North Carolina, Ohio, Virginia, Washington, or Wisconsin despite the fact that it holds licenses in those states. Among other things, the company needs to increase the capital and surplus of its insurance company subsidiary in order to write policies in these states.

Tender Offer

In connection with the Acquisition, CIS is providing its shareholders with the opportunity to redeem Callable Class B Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account set up to hold the net proceeds of CIS’s IPO pursuant to the Investment Management Trust Agreement, dated as of December 18, 2012, as amended, (the “Offer”). The redemption amount in the Offer is $10.40 per share. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.

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Recommendations of the Boards of Directors and Reasons for the Acquisition and Offer

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of CIS’s shareholders. If you tender your Callable Class B Ordinary Shares in the Offer, you will not continue to be a shareholder of the Company and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Callable Class B Ordinary Shares. However, you must make your own decision as to whether to tender your Callable Class B Ordinary Shares and, if so, how many Callable Class B Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Callable Class B Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer, and “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the our founding shareholders, and the pro forma book value per share.

Interests of Certain Persons in the Acquisition

When you consider the recommendations of the Company’s board of directors against the Offer, you should keep in mind that the Company’s pre-IPO shareholders, directors and officers (the “Pre-IPO Shareholders”) have interests that may be different from, or in addition to, your interests as a shareholder. For example, the Pre-IPO Shareholders acquired 1,000,000 Class A Ordinary Shares for $25,000 which would become worthless if we did not complete the Acquisition. In addition , immediately prior to the consummation of the IPO, the founders and their assignees purchased an aggregate of 4,500,000 warrants for an aggregate purchase price of $3,375,000, or $0.75 per warrant. The placement warrants are identical to the redeemable warrants sold in our IPO, except: (i) the placement warrants are non-redeemable while held by the founders or their permitted assignees; (ii) the placement warrants may be exercised during the applicable exercise period, on a for cash or cashless basis, at any time after the consolidation of each class of our Ordinary Shares into one class of Ordinary Shares after consummation of an acquisition transaction or post-acquisition tender offer, as the case may be, even if there is not an effective registration statement relating to the shares underlying the warrants, so long as such warrants are held by the founders, their designees or their affiliates; and (iii) the purchasers have agreed that the placement warrants will not be sold or transferred until after the consolidation of each class of our Ordinary Shares into one class of Ordinary Shares after consummation of an acquisition transaction or post-acquisition tender offer, as the case may be. Therefore, if the Acquisition was not completed, the Pre-IPO Shareholders would have lost the $4,400,000 they paid for our securities.

Material U.S. Federal Income Tax Consequences

The receipt of cash for your tendered Callable Class B Ordinary Shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. See “Material U.S. Federal Income Tax Consequences,” below.

Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

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MARKET PRICE INFORMATION

CIS’s Class A Ordinary Shares, warrants and units are traded on Nasdaq Stock Market, under the symbols “CISAA,” “CISAW” and “CISAU,” respectively. Each of CIS’s units consists of one share of Class A Ordinary Shares and one warrant, each to purchase an additional share of CIS’s Ordinary Shares. CIS’s units commenced to trade on Nasdaq Stock Market on October 26, 2012. CIS’s Class A Ordinary Shares and warrants commenced to trade separately from its units on January 23, 2013.

The following tables set forth, for the periods indicated, the high and low sale prices for our units, shares and warrants, respectively, as reported on the Nasdaq Stock Market.

	Units		Shares		Warrants
	High	Low	High	Low	High	Low
Annual Highs and Lows
Fiscal Year Ended October 31, 2012	$-	$-	$-	$-	$-	$-
Fiscal Year Ended October 31, 2013(1)	$10.44	$10.01	$10.19	$9.90	$1.43	$.12
Quarterly Highs and Lows
2012
Fourth Quarter (Fiscal quarter ended October 31, 2012)	$-	$-	$-	$-	$-	$-
2013
First Quarter (Fiscal quarter ended January 31, 2013)	$10.25	$10.00	$-	$-	$-	$-
Second Quarter (Fiscal quarter ended April 30, 2013) (1)	$10.25	$10.04	$10.09	$10.00	$0.25	$0.12
Third Quarter (Fiscal quarter ended July 31, 2013)	$10.29	$10.07	$10.06	$9.90	$1.43	$0.17
Fourth Quarter (Fiscal quarter ended October 31, 2013)	$10.44	$10.20	$10.19	$9.99	$0.40	$0.31
2014
First Quarter (Fiscal quarter ended January 31, 2014)	$11.05	$10.25	$10.35	$10.00	$0.34	$0.18
Second Quarter (through May 30, 2014) [update]	$10.51	$10.27	$10.30	$10.11	$0.25	$0.17

Monthly Highs and Lows
November 2013	$10.43	$10.35	$10.18	$10.11	$0.34	$0.34
December 2013	$10.39	$10.25	$10.20	$10.01	$0.34	$0.26
January 2014	$11.05	$10.32	$10.35	$10.00	$0.26	$0.18
February 2014	$10.51	$10.27	$10.26	$10.11	$0.25	$0.20
March 2014	$10.55	$10.33	$10.29	$10.16	$0.26	$0.25
April 2014	$10.46	$10.35	$10.29	$10.19	$0.26	$0.17
May 2014	$10.55	$10.35	$10.30	$10.19	$0.39	$0.17

Dividend Policy

We have not previously paid any cash dividends on our Ordinary Shares and do not anticipate or contemplate paying dividends on our Ordinary Shares in the foreseeable future. We currently intend to utilize all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Callable Class B Ordinary Shares in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The risks and uncertainties described below include all of the material risks applicable to CIS; however they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the Acquisition.

Risk Factors Relating to the Tender Offer

There is no guarantee that your decision whether or not to tender your Ordinary Shares will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Ordinary Shares in the future following the completion of the Offer. If you choose to tender your Ordinary Shares in the Offer, certain future events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Ordinary Shares. Similarly, if you do not tender your Ordinary Shares, you will continue to bear the risk of ownership of your Ordinary Shares after the closing of the Offer, and there can be no assurance that you will be able to sell your Ordinary Shares in the future at a price equal to or higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, CIS may terminate or extend the Offer.

Upon the consummation of the Acquisition, we plan to use the cash available from the funds held in the Trust Account to purchase the Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund our working capital. The trust fund balance at closing is estimated to be approximately $41,600,000. Assuming the maximum 3,500,000 shares are tendered for redemption, the remaining balance will be reduced to approximately $5,200,000. However, if the conditions to the Acquisition or the Offer, including the Acquisition Condition, are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing shareholders.

Although our board of directors has determined that the Acquisition and making the Offer are in the best interests of our shareholders, the Offer exposes us to a number of risks including:

•	the use of a substantial portion of the cash in our Trust Account, which reduce the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our shareholders (approximately $5.2 million would remain in the Trust Account if 3,500,000 ordinary shares were tendered in the Offer);

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and the number of our shareholders, which may reduce the volume of trading in the Ordinary Shares and may result in lower share prices and reduced liquidity in the trading of the Ordinary Shares following completion of the Offer and limit our ability to meet the Nasdaq Capital Market listing standards.

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Risk Factors Relating to CIS’s Business Following the Acquisition

Red Rock recently changed its business model and, therefore, its operating history is not indicative of its future earnings prospects.

Red Rock previously insured commercial banks across the country and wrote several lines of insurance for those clients including directors and officers coverage, general property, workers compensation and other products. Red Rock sold the renewal rights to most of that business in February 2012 and put the remaining segments of the business into runoff by ceasing its assumption of new risks relating to such segments. Red Rock recently changed its business model to focus on the program distribution segment of the property and casualty insurance market, and it expects to write shorter tail business including inland marine, property, general liability, homeowners, personal auto, commercial auto, surety and other lines. Generally, Red Rock anticipates issuing surety bonds, including performance bonds, concerning commodity contracts and other contracts for which its insurance subsidiary would pay claims upon a default by certain contract parties. Red Rock intends to enter into these transactions where it determines that there is significant opportunity for profit that exceeds the level of risk undertaken. Therefore, Red Rock does not have an operating history on which you can base an estimate of its future earnings prospects. Due to its lack of operating history in these markets, its ability to execute its business strategy is materially uncertain and its operations, prospects, and future performance are subject to all of the risks inherent in a new business enterprise.

Generally, Red Rock anticipates that it will outsource all of the material aspects of its insurance operation, including underwriting and rating of risks, premium collection and claims administration. As such, its success will depend in large part on its vetting, selection and oversight of high quality managing general agents (“MGA”) and third party administrators (“TPA”) who will have authority to write business for Red Rock in accordance with underwriting guidelines and to adjust claims. The business model has inherent risks that include the selection by MGA’s of poor risks, the setting of inadequate premium rates, the failure to collect premium, and TPA’s engaging in poor claim administration practices. There is also inherent risk in the considerable reliance on quota share reinsurers to pay claims on a timely basis. Additional risk can be attributed to the cost associated with the runoff of claims should an MGA be unable to continue managing claims directly, paying TPA fees to administer claims, and/or a TPA failing to be able to continue managing claims. Furthermore, Red Rock cannot assure you that there will be sufficient demand for the insurance products it plans to write to support its planned level of operations, or that it will accomplish the tasks necessary to implement its business strategy.

Red Rock’s change in business model subjects it to inherent risks associated with operating a new insurance company business.

In general, insurance companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. They must develop business relationships, establish operating procedures, hire staff to oversee the outsourced program managers, MGA’s and TPA’s, install information technology systems, implement management processes and complete other tasks appropriate for the conduct of their intended business activities. In particular, Red Rock’s ability to implement its strategy to penetrate the insurance markets that it is targeting depends on, among other things:

•	its ability to attract quality program business with an established history or substantial prospects of profitability;

•	its ability to attract and retain personnel, or to engage third parties, with underwriting, actuarial, accounting, and finance expertise and within a reasonable cost and expense structure;

•	its ability to obtain reinsurance; and

•	its ability to evaluate the risks it assumes under insurance contracts that it writes.

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Red Rock cannot be certain that its business model will be successful or that it will successfully address these and other challenges, risks, and uncertainties.

Red Rock Insurance Company has incurred significant operating losses in recent years and anticipates that it will continue to incur losses in the foreseeable future.

Red Rock Insurance Company incurred net losses of approximately $8.3 million and $12.4 million for the fiscal years ended December 31, 2013 and 2012, respectively, and it expects to continue to incur operating losses over the next several years and for the foreseeable future. Its prior losses, combined with expected future losses, have had and will continue to have an adverse effect on its working capital. Because of the risks and uncertainties associated with operating a property and casualty insurance company and because of the restrictions imposed on its business by various insurance regulators, Red Rock Insurance Company is unable to predict the extent of any future losses or when it will become profitable, if at all. Even if it does become profitable, it may not be able to sustain or increase its profitability on a quarterly or annual basis.

CIS’s insurance subsidiary is subject to risk-based standards minimum capital and surplus requirements, and its failure to meet these requirements could subject it to regulatory action.

CIS’s insurance subsidiary is subject to risk-based capital standards and other minimum capital and surplus requirements imposed under applicable state laws. These risk-based capital standards provide for different levels of regulatory attention depending upon the ratio of an insurance company’s total adjusted capital, as calculated in accordance with NAIC guidelines, to its authorized control level risk-based capital. Authorized control level risk-based capital is the number determined by applying the NAIC’s risk-based capital formula, which measures the minimum amount of capital that an insurance company needs to support its overall business operations. The insurance subsidiary’s ability to write insurance policies in eleven states (California, Connecticut, Idaho, Iowa, Kentucky, Michigan, North Carolina, Ohio, Virginia, Washington and Wisconsin) has been limited since 2012 due to its financial condition, among other things. In addition, the failure of CIS’s insurance subsidiary to meet risk-based capital requirements has resulted in the Oklahoma Insurance Commissioner taking corrective action by issuing a supervision order.

If Red Rock Insurance Company is unable to comply with the abatement requirements in the Order of Supervision issued by the Oklahoma Insurance Commissioner, the Commissioner may initiate further proceedings providing for greater oversight and control of Red Rock Insurance Company’s business, which could have a material adverse effect on CIS and Red Rock Insurance Company.

The business plan filed by Red Rock Insurance Company with the Oklahoma Department of Insurance on April 15, 2013 and updated on November 26, 2013, contemplated that the company would not be profitable until 2015. As expected, Red Rock Insurance Company experienced a net operating loss of approximately $8.3 million for fiscal 2013. However, following the report filed by Red Rock Insurance Company with the Oklahoma Department of Insurance for its 2013 fiscal year, the Oklahoma Department of Insurance issued an administrative order dated March 13, 2014. In the administrative order, Red Rock Insurance Company acknowledged that, at December 31, 2013, it had $21.5 million surplus as regards policyholders and was in hazardous financial condition due to a net operating loss of $8.3 million, an amount which exceeded 20% of its remaining surplus as regards policyholders. The administrative order requires that Red Rock Insurance Company (1) provide monthly financial reports to the Oklahoma Department of Insurance, (2) withdraw its current investment in a single fund and reinvest the capital in compliance with statutory eligible investments that are suitable to the Oklahoma Insurance Commissioner, and (3) provide a business plan acceptable to the Commissioner.

On May 19, 2014, the Insurance Commissioner of the State of Oklahoma (the “Commissioner”) issued a Notice and Order of Supervision (the “Order”) placing Red Rock Insurance Company under supervision and directing Red Rock Insurance Company to, among other things, contribute liquid assets acceptable to the Commissioner to reach a risk based capital level of 300% or more and to continue the process of full withdrawal of its investment in the UST Core Plus Fund and reinvest the capital in compliance with statutory eligible investments. CIS has discussed its plan for complying with the abatement requirements with the staff of the Commissioner, which includes closing additional debt and/or equity financings in an amount sufficient to permit it to contribute at least $10.0 million to Red Rock Insurance Company by June 30, 2014. There is no assurance that the Commissioner will approve CIS’s plan or, if approved, that CIS will be able to complete the necessary financings on acceptable terms or at all. There can be no assurance that Red Rock Insurance Company will have sufficient liquid assets to reach a risk based capital level of 300% before the Commissioner determines that additional proceedings should be initiated. If Red Rock Insurance Company does not comply with these abatement requirements, it may remain under supervision until such requirements are met unless the Commissioner determines other administrative or judicial proceedings should be initiated to place Red Rock Insurance Company in conservation, rehabilitation or liquidation.  CIS believes that an order of conservatorship would have a significant negative impact on CIS and Red Rock Insurance Company and that an order of rehabilitation would have a material adverse effect on CIS and Red Rock Insurance Company.

The Order also prohibits Red Rock Insurance Company from taking the following actions without the express written consent of the Commissioner or the supervisor: (i) disposing, conveying, or encumbering any of its assets or its business in force, (ii) withdrawing any funds from any bank accounts, (iii) lending any funds, (iv) investing any funds, (v) transferring any property, (vi) incurring any debt, obligation, or liability, (vii) merging or consolidating with any company, or (viii) entering into any new reinsurance contract or treaty.  While these restrictions may preserve the assets of Red Rock Insurance Company, they also limit its ability to enter into new reinsurance contracts, which could prevent it from carrying out its business plan in the near term. The Commissioner may amend the Order at any time to provide for more oversight and control, which could further impact Red Rock Insurance Company’s ability to execute its business plan.

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CIS needs additional capital in order to grow and operate its business. Such capital may not be available to CIS or may not be available to CIS on favorable terms.

As of March 31, 2014, the insurance subsidiary’s business consisted in large part of paying claims attributable to the business that it put in runoff. CIS will need to raise additional capital in the future through public or private equity or debt offerings or otherwise in order to:

•	capitalize its insurance subsidiary and implement its growth strategy;

•	fund liquidity needs caused by underwriting or investment losses;

•	replace capital lost in the event of significant insurance losses or adverse reserve developments;

•	meet applicable statutory jurisdiction requirements;

•	meet rating agency capital requirements; and/or

•	respond to competitive pressures.

CIS cannot assure you that it will raise or generate the funds necessary to adequately capitalize its insurance subsidiary in order to implement its business strategies or that it will ever generate sufficient revenues to achieve or sustain profitability. Even if CIS does achieve profitability, it may not be able to sustain or increase profitability. If CIS cannot achieve, sustain, or increase profitability, investors may lose all or part of their investment in CIS.

The concentration of CIS’s insurance subsidiary investments in a single newly-created fund exposes it to substantial risk of loss.

As of March 31, 2014, the substantial majority of the capital and surplus of the insurance subsidiary arose from an investment in a single fund formed in 2013. The fund prospectus indicates that the fund invests in U.S. government and other debt securities. The fund has no performance history and no audited financial statements due to its recent formation. As a result, some state insurance regulatory authorities have not recognized the insurance subsidiary’s investment in the fund when evaluating whether the insurance subsidiary meets their minimum capital and surplus requirements for writing insurance business. In March of 2014, the Oklahoma Department of Insurance issued an administrative order requiring that Red Rock Insurance Company withdraw its current investment in the fund and reinvest the capital in compliance with statutory eligible investments that are suitable to the Oklahoma Insurance Commissioner.

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On March 19, 2014, Red Rock Insurance Company provided the required notice to withdraw its capital from the fund. Red Rock Insurance Company has received a return of $5.0 million of its $35.0 million investment in the fund. The fund indicated that it is engaging a third party to appraise a stamp collection asset held by the fund, which appraisal will facilitate the sale of the stamp collection to generate proceeds that can be used to fund the withdrawal request. The fund further indicated that it expects to return the remainder of the requested withdrawal in cash or in fund assets by June 30, 2014. The terms of the fund provide that the fund manager will generally cause the fund to distribute 90% of the fund’s proceeds within 30 days of the fund’s receipt of such proceeds from withdrawals or redemptions the fund makes in order to return capital in response to an investor’s withdrawal request. However, the terms of the fund also provide that any outstanding balance may be paid as soon as reasonably practicable following completion of the annual audit of the year the withdrawal request was effective (in this case 2014). Consequently, a substantial portion of Red Rock Insurance Company’s investment could remain unredeemed until 2015 after the fund completes its 2014 audit.

CIS’s insurance subsidiary has entered into a significant performance bond, which is not reinsured; therefore, any losses arising therefrom could have a significant adverse impact on CIS’s financial condition.

CIS’s insurance subsidiary has entered into a significant performance bond agreement relating to the performance of a commodity contract for the supply of cement for the construction of the Panama Canal. The underlying commodity contract is a long-term, 20-year agreement, and CIS’s insurance subsidiary has issued a performance bond to warrant to the buyer that the cement being supplied will meet the standards and specifications in the commodity contract. CIS’s insurance subsidiary does not have the expertise to verify the concrete quality and will rely on a third party to perform the testing. CIS’s insurance subsidiary’s exposure on an individual shipment is anticipated to have a value of approximately $2.4 million. The commodity contract provides that the total shipment value per month for 12 consecutive months is $6.8 billion. Therefore, CIS’s insurance subsidiary will likely have multiple certificates outstanding at any one time, each of which could carry an exposure of approximately $2.4 million.

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The performance bond agreement will not be in force until CIS’s insurance subsidiary has received the premium and all supporting documentation for the transaction including the certification by the third party testing entity that the cement adheres to the commodity contract specifications. Any incorrect certification by the third party testing entity that the cement adheres to the commodity contract specifications, could result in CIS’s insurance subsidiary having to pay claims under the performance bond. There is no assurance that CIS’s insurance subsidiary can recover its losses from the third party testing entity in the event of the third party’s incorrect certification, which would have a material adverse effect on CIS’s financial condition.

The performance bond agreement includes certain protections for CIS’s insurance subsidiary against the principal in the commodity contract, KW Corporation Ltd., against whom CIS’s insurance subsidiary could recover if KW Corporation Ltd. is found to be in default of its obligations under the commodity contract by the London Court of Arbitration. CIS’s insurance subsidiary’s claim could be in the amount of an individual shipment whose performance was warranted or for multiple shipments. CIS’s insurance subsidiary could incur significant expense to enforce its rights to security or recovery against KW Corporation Ltd. There could also be defaults or delays by other parties in the chain of entities involved in the manufacture, certification and delivery of the concrete that could delay the date on which CIS’s insurance subsidiary would be released of its obligations under the certificates of coverage. There is no assurance that KW Corporation Ltd. or any other entity involved in the manufacture, certification and delivery of the concrete will be solvent or otherwise able to pay any arbitration award or judgment in favor of CIS’s insurance subsidiary in the event of its default under or negligence in performing the commodity contract, which would have a material adverse effect on CIS’s financial condition.

CIS’s insurance subsidiary’s exposure under this performance bond is not reinsured; therefore, the insurance subsidiary retains the entire risk of performance pursuant to the bond. This differs from the insurance subsidiary’s program business for which it expects to retain between 10-25% of the risk. The insurance subsidiary may enter into additional performance bond agreements from time to time, which may or may not be collateralized or reinsured.

If CIS fails to adequately assess the risks associated with its surety business, its financial condition may be significantly and negatively affected.

There are commercial risks associated with the surety business. CIS may be called upon to pay claims if the party whose performance it is bonding fails to perform. CIS will attempt to mitigate that risk by obtaining security or collateral from the principal as a means to recover all or part of the amount of claims paid. However, there can be no assurance that the value of the security or collateral will be adequate to offset the amount of the claims paid by CIS or that CIS will be able to monetize any non-cash security or collateral, which could have a significant negative effect on its financial condition. The possibility exists that, if CIS is obligated to pay a claim under a bond, it may have a contract right to recover against the principal, which obligation may need to be enforced through litigation or arbitration if the principal does not honor its contractual obligation. This could impact CIS’s cash flow while its contract rights to recovery are being pursued. There is also no assurance that the principal will be solvent or otherwise able to honor its contractual obligation to CIS. There may also be risks that CIS’s premium may be inadequate and that several certificates of coverage may be outstanding at any one time, which could significantly increase CIS’s overall exposure in the event it is called upon to pay claims under the performance bond. Finally, CIS may or may not obtain reinsurance with respect to its exposure under its surety bond business, therefore, it would at times retain the entire risk of performance pursuant to the bonds it writes.

CIS’s results of operations will fluctuate from period to period and may not be indicative of its long-term prospects.

CIS anticipates that its operating performance and its investment portfolio will fluctuate from period to period. Fluctuations will result from a variety of factors, including:

•	insurance contract pricing;

•	controlling the fees and expenses applicable to CIS’s outsourced underwriting claims functions;

•	CIS’s assessment of the quality of available insurance opportunities;

•	the volume and mix of insurance products CIS underwrites;

•	loss experience on CIS’s insurance liabilities;

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•	CIS’s ability to assess and integrate its risk management strategy properly; and

•	the performance of CIS’s investment portfolio.

In particular, CIS plans to underwrite products and make investments to achieve favorable return on equity over the long term. Its investment strategy going forward will be to invest primarily in a traditional fixed-income portfolio composed of investment grade bonds, which are subject to both credit risk and interest rate risk, and to a smaller percentage in corporate equities and mutual funds. However, CIS may alter its investment strategy to accept higher levels of risk with the expectation of higher returns. Fluctuating interest rates and other economic factors make it impossible to estimate accurately the amount of investment income that will be realized. In fact, CIS may realize losses on its investments. In addition, CIS’s opportunistic nature and focus on long-term growth in book value will result in fluctuations in total premiums written from period to period as it concentrates on underwriting contracts that it believes will generate better long-term, rather than short-term, results. Accordingly, CIS’s short-term results of operations may not be indicative of its long-term prospects.

Established competitors with greater resources may make it difficult for CIS to effectively market its products or offer its products at a profit.

The insurance industry is highly competitive. CIS competes with major insurers, many of which have substantially greater financial, marketing and management resources than it does. Competition in the types of business that CIS seeks to underwrite is based on many factors, including:

•	premium charges;

•	the general reputation and perceived financial strength of the insurer;

•	relationships with insurance brokers and other business producers;

•	changing practices caused by the Internet, which has led to greater competition in the insurance business;

•	terms and conditions of products offered;

•	ratings assigned by independent rating agencies;

•	speed of claims payment and reputation; and

•	the experience and reputation of the members of the insurer’s underwriting team in the particular lines of insurance it seeks to underwrite.

CIS’s competitors include Zurich Insurance Group, AIX Group, One Beacon Insurance Group, Hudson Insurance Group, State National Insurance Company, Alteris, and other carriers that focus on program business as well as other niche insurers. Although CIS seeks to provide coverage where capacity and smaller niche-oriented programs have few alternative markets, it will directly compete with these larger companies due to the breadth of their coverage across the property and casualty market in substantially all lines of business. CIS cannot assure you that it will be able to compete successfully in the insurance market. If competition limits CIS’s ability to write new business at adequate rates, its future results of operations and financial condition would be adversely affected.

In addition, supply may fluctuate in response to changes in return on capital realized in the insurance industry, the frequency and severity of losses, and prevailing general economic and market conditions. Continued increases in the supply of insurance may have consequences for the insurance industry generally and for CIS, including lower premium rates, increased expenses for customer acquisition and retention, less favorable policy terms and conditions and/or lower premium volume.

If CIS’s losses and loss adjustment expenses greatly exceed its loss reserves, its financial condition may be significantly and negatively affected.

CIS’s results of operations and financial condition will depend upon its ability to assess accurately the potential losses and loss adjustment expenses associated with the risks it insures. Reserves are estimates, at a given time, of claims an insurer ultimately expects to pay, based upon facts and circumstances then known, predictions of future events, estimates of future trends in claim severity, and other variable factors. The inherent uncertainties of estimating loss reserves are primarily due to:

•	the lapse of time from the occurrence of an event to the reporting of the claim and the ultimate resolution or settlement of the claim;

•	the diversity of development patterns among different types of reinsurance treaties; and

•	the necessary reliance on the client for information regarding claims.

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As CIS has recently entered the program segment of the property and casualty market, its estimation of reserves may be less reliable than the reserve estimations of an insurer with a greater volume of business and an established loss history. CIS’s actual losses and loss adjustment expenses paid may deviate substantially from the estimates of its loss reserves and could negatively affect its results of operations. If CIS’s loss reserves are later found to be inadequate, it would increase its loss reserves with a corresponding reduction in its net income and capital in the period in which it identifies the deficiency, and such a reduction would also negatively affect its results of operations. If CIS’s losses and loss adjustment expenses greatly exceed its loss reserves, its financial condition may be significantly and negatively affected.

To the extent that CIS relies upon excess of loss reinsurance, its costs of obtaining reinsurance may increase. CIS may also be unable to collect reinsurance recoveries or may incur substantial delay in collecting reinsurance recoveries, both of which could adversely affect its business, financial condition and results of operations since it anticipates ceding as much as 90% of its losses to reinsurers.

Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. CIS will use reinsurance arrangements to limit and manage the amount of risk it retains, to stabilize its underwriting results and to increase its underwriting capacity. CIS expects that its reinsurance structure will be composed of one or more reinsurance companies with varying levels of participation providing pro rata coverage for loss and loss adjustment expense as well as excess of loss coverage where needed. Losses incurred within CIS’s anticipated 10-25% retention and above any maximum layer of protection will be CIS’s responsibility. CIS’s exposure under its surety bond business, however, may or may not be reinsured; therefore, CIS will at times retain the entire risk of performance pursuant to the bonds it writes.

Market conditions beyond CIS’s control, such as the amount of capital in the reinsurance market and natural and man-made catastrophes, may determine the availability and cost of the reinsurance protection CIS intends to purchase. CIS cannot be assured that reinsurance will remain continuously available to the same extent and on the same terms and rates as are currently available. If CIS is unable to purchase reinsurance protection in amounts that are considered sufficient or if CIS is unable to maintain a sufficient level of reinsurance, it would either have to be willing to accept an increase in its net exposures or reduce its insurance writings. Either of these potential developments could have a material adverse effect on CIS’s financial position, results of operations and cash flows.

The collectability of reinsurance is subject to the solvency of the reinsurers, the interpretation of contract language, the accuracy of reinsurance placement materials and other factors. Although CIS intends to monitor the credit quality of its reinsurers, the financial condition of a reinsurer may change based on market conditions. A reinsurer’s insolvency or inability or unwillingness to make payments under the terms of a reinsurance contract could have a material adverse effect on CIS’s results of operations and financial condition.

Red Rock Insurance Company is a defendant in lawsuits, which could have a material adverse effect on its business in the event of an adverse determination.

CIS’s insurance subsidiary, Red Rock Insurance Company, is named as a defendant in a complaint filed in County Court, in Dallas County, Texas. The plaintiff seeks $46.0 million in damages, premised on allegations that the plaintiff paid insurance premiums and collateral deposits, but Red Rock Insurance Company failed to provide workers’ compensation insurance policies where it is licensed pursuant to which the plaintiff suffered lost profits and business opportunities. Red Rock Insurance Company timely notified the issuer of its D&O liability insurance policy of the foregoing litigation. Although Red Rock Insurance Company believes that the material allegations made in the complaint are without merit and intends to vigorously defend the litigation, no assurances can be given with respect to the outcome of the litigation.

As receiver for a failed financial institution, the FDIC may sue professionals who played a role in the failure of the institution in order to maximize recoveries. These individuals can include officers and directors, attorneys, accountants, appraisers, brokers, or others. Red Rock Insurance Company has approximately 40 open claims on officers and directors insurance policies it wrote covering banks that were ultimately subject to FDIC closure, and CIS cannot assure you that additional claims will not be filed. Red Rock Insurance Company has denied coverage on all of these claims and intends to vigorously defend against these claims. Its success in defending these claims depends on its ability to successfully assert the “insured versus insured” exclusion in the policies. An adverse determination of any litigation or defense proceedings in one of these claims would result in a substantial risk of loss in multiple claims, in which case management estimates that the resulting losses and related expenses would be at least $7.5 million, which would have a material adverse effect on the financial condition of CIS and Red Rock Insurance Company.

Failure to become rated by A.M. Best, or receipt of a negative rating, could significantly and negatively affect Red Rock Insurance Company’s ability to grow.

Companies, insurers and reinsurance brokers use ratings from independent ratings agencies as an important means of assessing the financial strength and quality of insurers. This rating reflects the rating agency’s opinion of a company’s financial strength, operating performance and ability to meet obligations. It is not an evaluation directed toward the protection of investors or a recommendation to buy, sell or hold securities. A.M. Best assigns ratings based on its analysis of balance sheet strength, operating performance and business profile. Currently, A.M Best has not assigned Red Rock Insurance Company a financial strength rating, and Red Rock Insurance Company does not intend to seek a rating in the foreseeable future. Without a rating, or if Red Rock Insurance Company received a negative rating, its growth potential and business strategy could be limited because of the need to collateralize the insurance policies that it writes.

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CIS’s property and property catastrophe insurance operations may make some programs vulnerable to losses from catastrophes and may cause its results of operations to vary significantly from period to period.

Some of CIS’s property and casualty insurance operations will expose it to claims arising out of unpredictable catastrophic events, such as hurricanes, hailstorms, tornados, windstorms, earthquakes, floods, fires, explosions, and other natural or man-made disasters. The incidence and severity of catastrophes are inherently unpredictable, but the loss experience of property catastrophe insurers has been generally characterized as low frequency and high severity. Claims from catastrophic events could reduce CIS’s earnings and cause substantial volatility in its results of operations for any fiscal quarter or year and adversely affect its financial condition. Corresponding reductions in its surplus levels could impact its ability to write new insurance policies.

Catastrophic losses are a function of the insured exposure in the affected area and the severity of the event. Because accounting regulations do not permit insurers to reserve for catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in CIS’s financial results for any fiscal quarter or year and could significantly and negatively affect its financial condition and results of operations.

The failure of CIS’s claims handling administrator to pay claims timely and accurately could adversely affect its business, financial results and capital requirements.

CIS intends to outsource its claims handling administration to a third-party adjuster. CIS therefore will rely on this third-party adjuster to accurately and timely evaluate and pay claims that are made under its policies. Many factors may affect the ability of a third-party adjuster to pay claims timely and accurately, including the training and experience of its claims representatives, the culture of its claims organization, the effectiveness of its management, its ability to develop or select and implement appropriate procedures and systems to support its claims functions, and other factors. As claims administration is CIS’s responsibility, any failure on the part of its third-party adjuster to pay claims timely and accurately could lead to material litigation, undermine CIS’s reputation in the marketplace, impair its image, and negatively affect its financial results.

If CIS loses or is unable to retain its senior management and other key personnel and is unable to attract qualified personnel, its ability to implement its business strategy could be delayed or hindered, which, in turn, could significantly and negatively affect its business.

CIS’s future success depends to a significant extent on the efforts of its senior management and other key personnel to implement its business strategy. CIS depends on the continued service of its Chief Executive Officer, Scott Hartman, its Chief Underwriting Officer, Michael Beasley, and its Executive Vice President and General Counsel, Lisa Bays. CIS believes there are only a limited number of available, qualified executives with substantial experience in its industry. In addition, CIS will need to add personnel, including underwriters, to implement its business strategy. Accordingly, the loss of the services of one or more of the members of CIS’s senior management or other key personnel, or its inability to hire and retain other key personnel, could delay or prevent it from fully implementing its business strategy and, consequently, significantly and negatively affect its business.

CIS does not currently maintain key man life insurance with respect to any of its senior management. If any member of senior management dies or becomes incapacitated, or leaves the company to pursue employment opportunities elsewhere, CIS would be solely responsible for locating an adequate replacement for such senior management and for bearing any related cost. To the extent that CIS is unable to locate an adequate replacement or is unable to do so within a reasonable period of time, its business may be significantly and negatively affected.

As a holding company, CIS will depend on the ability of its subsidiaries to pay dividends.

CIS is a holding company and does not have any significant operations or assets other than its ownership of the shares of its subsidiaries. Dividends and other permitted distributions from its subsidiaries will be its primary source of funds to meet ongoing cash requirements, including future debt service payments, if any, and other expenses, and to make distributions to its members if it chooses to do so. Its insurance subsidiary, Red Rock Insurance Company, as well as some of its future direct and indirect subsidiaries, will be subject to applicable law as well as significant regulatory restrictions limiting their ability to declare and pay dividends. In addition, if CIS remains a foreign corporation for the U.S. federal income tax purposes, any such dividends received by CIS from its domestic (U.S.) subsidiaries may be subject to U.S. federal withholding tax. The inability of CIS’s subsidiaries to pay dividends in an amount sufficient to enable it to meet its cash requirements at the holding company level could have an adverse effect on its operations and its ability make distributions to its stockholders if it chooses to do so and/or meet its debt service obligations.

Changing climate conditions may adversely affect CIS’s financial condition, profitability or cash flows.

There are concerns that the higher level of weather-related catastrophes and other losses incurred by CIS’s industry in recent years is indicative of changing weather patterns, as a result of changing climate or otherwise. Climate change, to the extent it produces extreme changes in temperatures and changes in weather patterns, could impact the frequency or severity of weather events and wildfires. This would lead to higher overall losses which CIS may not be able to recoup, particularly in the current economic and competitive environment, and higher reinsurance costs and may have a disproportionate impact on insurers with certain geographic concentrations of risk. Further, it could impact the affordability and availability of homeowners insurance, which could have an impact on pricing. Changes in weather patterns could also affect the frequency and severity of other natural catastrophe events to which CIS may be exposed.

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Operational risks, including human or systems failures, are inherent in CIS’s business.

Operational risks and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures or external events.

CIS believes that its modeling, underwriting and information technology and application systems will be critical to its business and its growth prospects. Moreover, CIS will rely on its information technology and application systems to further its underwriting process and to enhance its ability to compete successfully. A major defect or failure in CIS’s internal controls or information technology and application systems could result in management distraction, harm to its reputation or increased expenses.

The effect of emerging claim and coverage issues on CIS’s business is uncertain.

As industry practices and legal, judicial and regulatory conditions change, unexpected issues related to claims and coverage may emerge. It is possible that certain provisions of CIS’s future insurance contracts, such as limitations or exclusions from coverage or choice of forum, may be difficult to enforce in the manner CIS intends, due to, among other things, disputes relating to coverage and choice of legal forum. These issues may adversely affect CIS’s business by either extending coverage beyond the period that it intended or increasing the number or size of claims. In some instances, these changes may not manifest themselves until many years after CIS has issued insurance contracts that are affected by these changes. As a result, CIS may not be able to ascertain the full extent of its liabilities under its insurance contracts for many years following the issuance of its contracts. The effects of unforeseen developments or substantial government intervention could adversely impact CIS’s ability to adhere to its goals.

The failure of any of the loss limitation methods CIS intends to employ could have a material adverse effect on its financial condition and results of operation.

Various provisions of the policies CIS will write, such as limitations or exclusions from coverage which have been negotiated to limit its risks, may not be enforceable in the manner it intends. In addition, CIS expects that the policies that it will issue will contain conditions requiring the prompt reporting of claims to it or to its claims handling administrator and its right to decline coverage in the event of a violation of that condition. While CIS’s insurance product exclusions and limitations will reduce the loss exposure to it and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would adversely affect CIS’s loss experience, which could have a material adverse effect on its financial condition and results of operations.

CIS could face unanticipated losses from war, terrorism, and political unrest, and these or other unanticipated losses could have a material adverse effect on its financial condition and results of operations.

Like other insurers, CIS will face potential exposure to large, unexpected losses resulting from man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable and recent events may indicate an increased frequency and severity of losses. It is difficult to predict the timing of these events or to estimate the amount of loss that any given occurrence will generate. To the extent that losses from these risks occur, CIS’s financial condition and results of operations could be significantly and negatively affected.

Risks Relating to Insurance and Other Regulations

CIS’s insurance subsidiary is subject to extensive regulation which may reduce its profitability or inhibit its growth. Moreover, if CIS’s insurance subsidiary fails to comply with these regulations, it may be subject to penalties, including fines and suspensions, which may adversely affect its financial condition and results of operations.

The insurance industry is highly regulated and supervised. CIS’s insurance subsidiary is subject to the supervision and regulation of states in which it conducts business. Such supervision and regulation are primarily designed to protect policyholders rather than shareholders. These regulations are generally administered by a department of insurance in each state and relate to, among other things:

•	the content and timing of required notices and other policyholder information;

•	the amount of premiums the insurer may write in relation to its surplus;

•	the amount and nature of reinsurance a company is required to purchase;

•	participation in guaranty funds and other statutorily-created markets or organizations;

•	business operations and claims practices;

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•	approval of policy forms;

•	limitations on premium rates;

•	standards of solvency, including risk-based capital measurements;

•	licensing of insurers and their products;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of an insurance company subsidiary to pay dividends;

•	restrictions on transactions between insurance company subsidiaries and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of the operations and finances of insurers;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves as required by statutory accounting rules.

The insurance industry regulators in jurisdictions where CIS’s insurance subsidiary is and may become licensed conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit CIS’s ability to achieve some or all of its business objectives. These regulatory authorities also conduct periodic examinations into insurers’ business practices. These reviews may reveal deficiencies in CIS’s insurance operations or differences between its interpretations of regulatory requirements and those of the regulators.

In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, CIS may follow practices based on its interpretations of regulations or practices that it believes may be generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If CIS does not have the requisite licenses and approvals or does not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend it from carrying on some or all of its activities or otherwise penalize it. This could adversely affect its ability to operate its business.

Finally, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect CIS’s ability to operate its business. Legislative and regulatory restrictions are constantly evolving and are subject to then current political pressures. For example, following Hurricane Sandy, the States of New Jersey and New York are considering proposals such as homeowners’ “Bill of Rights”, restrictions on storm deductibles and additional mandatory claim handling guidelines. In addition, in July 2010, in response to the global financial crisis, The Dodd-Frank Wall Street Reform and Consumer Protection Act became U.S. law. This legislation provides for enhanced regulation for the financial services industry through initiatives including, but not limited to, the creation of a Federal Insurance Office and several federal oversight agencies, the requiring of more transparency, accountability and focus in protecting investors and businesses, input of shareholders regarding executive compensation, and enhanced empowerment of regulators to pursue those who engage in financial fraud and unethical business practices.

CIS’s insurance subsidiary is subject to minimum capital and surplus requirements, and its failure to meet these requirements could subject it to regulatory action.

CIS’s insurance subsidiary is subject to risk-based capital standards and other minimum capital and surplus requirements imposed under applicable state laws. The risk-based capital standards, based upon the Risk-Based Capital Model Act adopted by the NAIC, require CIS’s insurance subsidiary to report its results of risk-based capital calculations to state departments of insurance and the NAIC. These risk-based capital standards provide for different levels of regulatory attention depending upon the ratio of an insurance company’s total adjusted capital, as calculated in accordance with NAIC guidelines, to its authorized control level risk-based capital. Authorized control level risk-based capital is the number determined by applying the NAIC’s risk-based capital formula, which measures the minimum amount of capital that an insurance company needs to support its overall business operations.

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In addition, CIS’s insurance subsidiary is required to maintain certain minimum capital and surplus and to limit its written premiums to specified multiples of its capital and surplus. The insurance subsidiary could exceed these ratios if its volume increases faster than anticipated or if its surplus declines due to catastrophe or non-catastrophe losses or excessive underwriting and operational expenses.

Any failure by CIS’s insurance subsidiary to meet the applicable risk-based capital or minimum statutory capital requirements or the writings ratio limitations imposed by the laws of the states where it conducts business could subject it to further examination or corrective action imposed by state regulators, including limitations on its writing of additional business, state supervision or liquidation.

Any changes in existing risk-based capital requirements, minimum statutory capital requirements, or applicable writings ratios may require CIS’s insurance subsidiary to increase its statutory capital levels, which it may be unable to do.

CIS’s future investment performance may suffer as a result of adverse capital market developments or other factors that impact its liquidity, which could in turn adversely affect its financial condition and results of operations.

CIS expects to derive a significant portion of its future income from its investment portfolio. As a result, its operating results will depend in part on the performance of its investment portfolio. CIS cannot assure you that it will successfully structure its investments in relation to its anticipated liabilities. Failure to do so could force CIS to liquidate investments at a significant loss or at prices that are not optimal, which could significantly and adversely affect its financial results.

CIS is exposed to credit risk due to the possibility that counterparties may default on their obligations to CIS.

CIS is exposed to credit risk due to the possibility that counterparties may default on their obligations to CIS. Issuers or borrowers whose securities or debt CIS holds, customers, reinsurers, clearing agents, exchanges, clearing houses and other financial intermediaries and guarantors may default on their obligations to CIS due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud or other reasons. Such defaults could have a significant and negative effect on CIS’s results of operations, financial condition and cash flows.

There is a risk that we could be treated as a domestic (U.S.) corporation for U.S. federal income tax purposes, which (among other things) would subject us to U.S. federal income tax on our worldwide taxable income.

Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”) generally provides that a corporation organized outside the United States that acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States, will be treated as a U.S. corporation for U.S. federal income tax purposes if (i) the acquiring corporation, together with all corporations connected to it by a chain of greater than 50% ownership by vote and value (the “expanded affiliated group”), does not have substantial business activities in the country in which the acquiring corporation is organized, compared to the total worldwide business activities of the expanded affiliated group, and (ii) shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. If Section 7874(b) of the Code applies to the Acquisition, among other things, we would be subject to U.S. federal income tax on our worldwide taxable income following the Acquisition as if we were a domestic (U.S.) corporation for U.S. federal income tax purposes.

It is expected that Section 7874(b) of the Code should not apply to the Acquisition and therefore, we should continue to be treated as a foreign corporation for U.S. federal income tax purposes after the Acquisition. See the discussion under “Material U.S. Federal Income Tax Consequences—Our Treatment as a Foreign Corporation for U.S. Federal Income Tax Purposes,” below. The remainder of this discussion assumes that we will be treated as a foreign corporation for U.S. federal income tax purposes.

We may qualify as a passive foreign investment (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences – General”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Our actual PFIC status for our taxable year ended October 31, 2013 may depend on whether we qualify for the PFIC start-up exception (see “Material U.S. Federal Income Tax Consequences – U.S. Holders – Passive Foreign Investment Company Rules”). Our actual PFIC status for any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our 2013 taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Material U.S. Federal Income Tax Consequences – U.S. Holders – Passive Foreign Investment Company Rules.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	future payments of dividends and the availability of cash for payment of dividends;

•	future acquisitions, business strategy and expected capital spending;

•	assumptions regarding interest rates and inflation;

•	fluctuations in general economic and business conditions;

•	CIS’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve CIS’s capital base;

•	ability of CIS to meet target returns;

•	the continued listing of CIS’s securities on the Nasdaq Capital Market, and the potential delisting of CIS’s securities from the Nasdaq Capital Market;

•	potential changes in the legislative and regulatory environments;

•	a lower return on investment;

•	potential volatility in the market price of the Ordinary Shares; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this Offer to Purchase.

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INFORMATION ABOUT CIS

Introduction

We were formed on November 28, 2011, under the laws of the British Virgin Islands. We were formed to acquire, through a merger, stock exchange, asset acquisition, stock purchase or similar acquisition transaction, one or more operating businesses. Although we were not limited to a particular geographic region or industry, we intended to focus on operating businesses with primary operations in Russia and Eastern Europe. We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act. On December 21, 2012, our initial public offering (our “IPO”) of 4,000,000 units was consummated at a public offering price of $10.00 per unit, generating gross proceeds of $40,000,000. Each unit consists of one callable Class A Share, par value $0.0001 per share, and one redeemable warrant. Each redeemable warrant included in the units entitles the holder to purchase one ordinary share at a price of $10.00. Immediately prior to the consummation of the IPO, we completed a private placement of 4,500,000 warrants at a price of $0.75 per warrant, for an aggregate purchase price of $3,375,000, to our founding shareholders and their designees. Until the acquisition of Red Rock, CIS did not operate a business and its activities were limited to locating a business to acquire.

On June 16, 2014, a Stock Purchase Agreement (the “Agreement”) was entered into by and among CIS, Red Rock Holdings Group, LLC, a Delaware Limited Liability company (“Red Rock” or the “Target”), and Foster Jennings, Inc., Red Rock’s sole member (the “Member”). Upon the closing of the transaction contemplated in the Agreement on __________, 2014, the Company acquired 100% of the issued and outstanding equity interests in Target from Member in exchange for the transaction consideration consisting of 11,500,000 Class C Ordinary Shares (the “Acquisition”). The Agreement also provides for earn-outs of up to 3,000,000 additional Ordinary Shares.

Red Rock’s Corporate History and Background

Red Rock Insurance Company (formerly known as BancInsure, Inc.) was incorporated in Oklahoma in 1985 and has been operating in the property and casualty insurance market since it commenced operations in January 1986. The company was formed by fifteen state banking associations that came together during the banking crisis of the 1980s to provide much needed insurance coverage for their industry. In 2003, the state banking associations sold BancInsure to a small group of investors, most of which had an existing relationship with the company. Outside of the financial institution market, BancInsure diversified its business with its BuildersEdge program, externally managed workers’ compensation programs by CompRisk in Oklahoma and ReliaMax in South Dakota, a surety program with GraniteRe in Oklahoma, and a small accident and health program for Travelers Motor Club in Oklahoma.

Beginning in 2008, BancInsure experienced significant deterioration of capital and surplus as a result of losses in the financial institution programs, losses in the workers’ compensation program in South Dakota, and weather-related catastrophe losses. The deterioration was exacerbated by a decrease in revenue as a result of the decline in premium volume due to the rating downgrades that followed the losses. The board of directors and management worked to realize any immediate value from the business and assets by selling the renewal rights to the financial institution business in February 2012, placing the remaining business in runoff (by ceasing its assumption of new risks relating to such lines of business), and undertaking efforts to sell the company.

On February 1, 2013, FJIC LLC, a Delaware limited liability company organized in November 2012, which is now known as Red Rock Holdings Group, LLC, purchased the stock of BancInsure. With the institution of a new business model, BancInsure changed its name to Red Rock Insurance Company on November 21, 2013. Under its new business model, Red Rock Insurance Company is focusing on the program distribution segment of the property and casualty insurance market and expects to write shorter tail business, including inland marine, property, general liability, homeowners, personal auto, commercial auto, surety and other lines. Red Rock Insurance Company also expects that it will continue to issue surety bonds, including performance bonds, concerning commodity contracts and other contracts for which it would pay claims upon a default by certain contract parties. Red Rock Insurance Company will enter into these transactions where it believes that there is significant opportunity for profit that exceeds the level of risk undertaken.

Corporate Structure

CIS owns 100% of the equity interests of Red Rock. Red Rock is a holding company for, and owns 100% of the outstanding capital stock of, Red Rock Insurance Company. Red Rock Insurance Company, in turn, owns 100% of the outstanding capital stock of BI Management Company and BancInsure Marketing Services, Inc. and 80.7% of the outstanding capital stock of The Andina Group, Inc., none of which is actively conducting business.

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Overview of Business

Red Rock Holdings Group, LLC is a Delaware limited liability company whose principal business is conducted through its insurance subsidiary, Red Rock Insurance Company. Red Rock Insurance Company recently changed its business model to focus on writing specialty property and casualty insurance and other insurance products, including inland marine, general liability, personal auto, and commercial auto in the United States primarily through managing general agencies and program administrators. As a specialty underwriter, Red Rock Insurance Company believes that it will generate superior returns as compared to an underwriter that takes a more “traditional” underwriting approach and that its knowledge regarding its specialized insurance products, targeted industries, classes of business and risk characteristics provides it with a competitive edge when determining the terms and conditions of policies that it chooses to write. Red Rock also anticipates issuing surety bonds, including performance bonds, concerning commodity and other contracts. Red Rock intends to enter into these transactions where it determines there is significant opportunity for profit exceeding the level of risk undertaken.

Red Rock Insurance Company also has assets, liabilities and capital related to non-specialty business that it no longer writes, principally coverage for community banks, lenders, non-financial workers’ compensation and certain other runoff business, including the vast majority of its actuarially determined reserves. The losses that began in 2008 culminated in several downgrades of its A.M. Best financial strength rating, which led to the sale of renewal rights to the company’s financial institution business to AmTrust North America, Inc. in February 2012, and the cessation of the other lines of insurance.

Red Rock Insurance Company currently holds licenses to write property and casualty, surety, and workers compensation policies in 48 states and the District of Columbia. However, it is not currently permitted to write new policies in California, Connecticut, Idaho, Iowa, Kentucky, Michigan, North Carolina, Ohio, Virginia, Washington, or Wisconsin despite the fact that it holds licenses in those states. Among other things, the company needs to increase the capital and surplus of its insurance company subsidiary in order to write policies in these states.

Recent Developments

The business plan filed by Red Rock Insurance Company with the Oklahoma Department of Insurance on April 15, 2013 and updated on November 26, 2013, contemplated that the company would not be profitable until 2015. As expected, Red Rock Insurance Company experienced a net operating loss of approximately $8.3 million for fiscal 2013. However, following the report filed by Red Rock Insurance Company with the Oklahoma Department of Insurance for its 2013 fiscal year, the Oklahoma Department of Insurance issued an administrative order dated March 13, 2014. In the administrative order, Red Rock Insurance Company acknowledged that, at December 31, 2013, it had $21.5 million surplus as regards policyholders and was in hazardous financial condition due to a net operating loss of $8.3 million, an amount which exceeded 20% of its remaining surplus as regards policyholders. The administrative order requires that Red Rock Insurance Company (1) provide monthly financial reports to the Oklahoma Department of Insurance, (2) withdraw its current investment in a single fund and reinvest the capital in compliance with statutory eligible investments that are suitable to the Oklahoma Insurance Commissioner, and (3) provide a business plan acceptable to the Commissioner.

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Subsequent to the above-described administrative order, on May 19, 2014, the Insurance Commissioner of the State of Oklahoma issued a Notice and Order of Supervision to Red Rock Insurance Company disapproving the accounting treatment of the company’s investment in a single fund, placing the company under supervision, and directing the company to (i) amend its March 31, 2014 Quarterly Statement previously filed with the Oklahoma Department of Insurance, (ii) provide prompt access to all requested records, (iii) contribute liquid assets acceptable to the Oklahoma Insurance Commissioner to reach a risk based capital level of 300% or more, and (iv) continue the process of full withdrawal of its investment in the UST Core Plus Fund and reinvest the capital in compliance with statutory eligible investments.   The Order also prohibits Red Rock Insurance Company from taking the following actions without the express written consent of the Commissioner or the supervisor: (i) disposing, conveying, or encumbering any of its assets or its business in force, (ii) withdrawing any funds from any bank accounts, (iii) lending any funds, (iv) investing any funds, (v) transferring any property, (vi) incurring any debt, obligation, or liability, (vii) merging or consolidating with any company, or (viii) entering into any new reinsurance contract or treaty.

We have discussed our plan for complying with the abatement requirements with the staff of the Commissioner, which includes closing additional debt and/or equity financings in an amount sufficient to permit us to contribute at least $10.0 million to Red Rock Insurance Company by June 30, 2014. While we expect that the Commissioner will approve our plan, there is no assurance that it will be approved or, if approved, that we will be able to complete the necessary financings. If Red Rock Insurance Company does not comply with these abatement requirements, it may remain under supervision until such requirements are met unless the Commissioner determines other administrative or judicial proceedings should be initiated to place Red Rock Insurance Company in conservation, rehabilitation or liquidation.

Supervision is an administrative proceeding that gives the Commissioner oversight over the company.  An order of conservatorship is a more elevated proceeding that provides the Commissioner with direct control over the company; however, management remains at the company. The foregoing are unlike rehabilitations and receiverships, which are court-ordered proceedings that result in a company’s assets and management passing to a rehabilitator/receiver who is overseen by a court where the goal is generally to restore the financial health of the company with liquidation as a last resort.

Target’s Product Lines

Property and Casualty Insurance

Generally, property and casualty insurance companies write insurance policies in exchange for premiums paid by their customers (the insured). An insurance policy is a contract between the insurance company and the insured where the insurance company agrees to pay for losses suffered by the insured or a third party claimant that are covered under the contract. Such contracts often are subject to subsequent legal interpretation by courts, legislative action and arbitration.

Red Rock Insurance Company’s strategy is to increase both its property insurance and casualty insurance policies in force. Property insurance generally covers the financial consequences of accidental losses to the insured’s property, such as a business’ building, inventory and equipment or personal property. Casualty insurance (often referred to as liability insurance) generally covers the financial consequences of a legal liability of an individual or an organization resulting from negligent acts and omissions causing bodily injury and/or property damage to a third party. Premiums from commercial multiple peril, home owners property, inland marine and auto physical damage policies generally represent Red Rock Insurance Company’s property lines of business, and claims from such business are typically reported and settled in a relatively short period of time. Premiums from general liability, workers compensation, commercial auto liability, fidelity, surety and credit policies generally represent Red Rock Insurance Company’s casualty lines of business, and claims from such business can take years to settle.

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Red Rock Insurance Company’s net written premiums by line of business for the years ended December 31, 2013 and 2012 consist of the following:

Net Written Premiums by Line of Business	Year Ended December 31,
	2013	2012
Property lines:
Commercial multiple peril	$8,899	$(1,023,649)
Inland marine	0	(4,549)
Auto physical damage	(1,259)	(121,333)
Boiler and machinery	496	(86,698)
Total property lines	$8,136	$(1,236,229)

Casualty lines:
General liability	$(38,757)	$(3,123,460)
Workers’ compensation	(9,832)	4,624,285
Automobile liability	(119)	(184,119)
Other casualty	411,621	648,965
Total casualty lines	$362,913	$1,965,671

Other lines:
Other accident and health	$202,362	$189,967
Total other lines	$202,362	$189,967
Total	$573,411	$919,409

Red Rock Insurance Company derives substantially all of its revenues from earned premiums, investment income and net realized and unrealized investment gains and losses on investment securities and other fees. Earned premiums represent premiums received from insureds, which are recognized as revenue over the period of time that insurance coverage is provided (i.e., ratably over the life of the policy). A significant period of time normally elapses between the receipt of insurance premiums and the payment of insurance claims. During this time, Red Rock Insurance Company invests the premiums, earns investment income and generates net realized and unrealized gains and losses on investment activities. Earned premium was $53.6 million, $7.0 million, and $(3.7) million for the fiscal years ended December 31, 2011, 2012 and 2013, respectively. The decline in earned premium resulted from the sale of the renewal rights to the financial institution business and the cessation of the other lines of business as Red Rock Insurance Company transitioned to its new business model in the latter part of 2013.

Insurance companies incur a significant amount of their total expenses from policyholder losses, which are commonly referred to as claims. In settling policyholder losses, various loss adjustment expenses (“LAE”) are incurred such as insurance adjusters’ fees and litigation expenses. In addition, insurance companies incur policy acquisition expenses, such as commissions paid to agents and premium taxes, and other expenses related to the underwriting process, including their employees’ compensation and benefits.

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Specialty Products

Inland Marine

Red Rock Insurance Company offers inland marine products covering builders’ risks, contractors’ equipment, installation floaters, transportation, miscellaneous articles floaters, warehousemen’s legal liability, and marinas and other inland marine opportunities.

Surety

Red Rock also offers surety bonds, including performance bonds, concerning commodity contracts and other contracts for which it would pay claims upon a default by certain contract parties.

There are three parties to a surety contract: the insurer, the principal (our customer or bondholder), and the beneficiary, each of whom has obligations under the contract. We are the party that guarantees fulfillment of the principal’s obligations to its beneficiary. We are responsible for evaluating the risk and determining if the principal meets the underlying requirements for the bond. If our principal defaults on a contract bond, we may step in and complete the project, arrange for a new contractor to complete the project or finance the principal to complete the project. We use our technical surety claims staff, outside attorneys and engineers to evaluate contract completion strategy, recovery estimates, and salvage potential. In either case, we are generally entitled to recover losses from the principal and expenses paid to third parties.

Red Rock Insurance Company has entered into a significant performance bond agreement with K.W. Corporation Limited relating to the performance of a commodity contract for the supply of cement for the construction of the Panama Canal and other large construction projects throughout the world. The underlying commodity contract is a long-term, 20-year agreement, and Red Rock Insurance Company has issued a performance bond to warrant to the buyer that the cement being supplied will meet the standards and specifications in the commodity contract. Red Rock Insurance Company will rely on a third party to perform the testing of the cement. The performance bond agreement will not be in force until Red Rock Insurance Company has received the premium and all supporting documentation for the transaction including the certification by the third party testing entity that the cement adheres to the commodity contract specifications. Red Rock Insurance Company’s exposure on an individual shipment is anticipated to be valued at approximately $2.4 million. The commodity contract provides that the total shipment value per month for 12 consecutive months is $6.8 billion. Therefore, Red Rock Insurance Company will likely have multiple certificates outstanding at any one time, each of which could carry an exposure of approximately $2.4 million.

Renewal Rights

Currently, Red Rock Insurance Company’s legacy business is in runoff (i.e., Red Rock Insurance Company has ceased its assumption of new risks relating to such business), and Red Rock continues paying claims attributable to the business that it put in runoff. The sale of the renewal rights to the financial institution business and the transition of that business to AmTrust North America, Inc. generated revenues of approximately $2.3 million in 2012, and no revenues in 2013.

Marketing and Distribution

Red Rock Insurance Company offers its products and services through a network of managing general agencies and program administrators. Red Rock Insurance Company selectively enters these relationships with managing general agencies and program administrators who demonstrate an understanding of Red Rock Insurance Company’s capabilities. Red Rock Insurance Company believes that this selective distribution approach creates greater insight into the underwriting and management of the risks associated with its particular lines of business. Further, Red Rock Insurance Company believes that managing general agencies and program administrators will continue to represent a significant share of the business that the company desires going forward.

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Underwriting and Pricing

Red Rock Insurance Company believes that there must be a realistic expectation of attaining an underwriting profit on all the business it writes, as well as a demonstrated fulfillment of that expectation over time. Adequate pricing is a critical component for achieving an underwriting profit. Red Rock Insurance Company underwrites its book with a disciplined approach towards pricing its insurance products and is willing to forgo a business opportunity if it believes it is not priced appropriately to the exposure.

Red Rock Insurance Company actively monitors pricing activity and measures usage of tiers, credits, debits and limits. In addition, Red Rock Insurance Company regularly updates base rates to achieve targeted returns on capital and attempts to shift writings away from lines and classes where pricing is inadequate. To the extent changes in premium rates, policy forms or other matters are subject to regulatory approval, Red Rock Insurance Company proactively monitors its pending regulatory filings to facilitate, to the extent possible, their prompt processing and approval. Lastly, Red Rock Insurance Company expends considerable effort to measure and verify exposures and insured values.

Red Rock Insurance Company utilizes a senior team of experienced underwriters, claims managers, accounting, compliance and IT personnel to perform its due diligence and monitoring process on the managing general agents and the program administrators they appoint. Audits are done quarterly via the internet and annually in person. Red Rock Insurance Company receives monthly reports on each program for all the claims, premium and underwriting data. The Red Rock Insurance Company due diligence packet covers the aspects mentioned above. Red Rock Insurance Company will not typically seek reinsurance until all aspects of the due diligence packet are completed.

Competition

The property and casualty insurance industry is highly competitive. Red Rock Insurance Company competes with major insurers, many of which have substantially greater financial, marketing and management resources than it does. Competition in the types of business that Red Rock Insurance Company seeks to underwrite is based on many factors, including: premium charges; the general reputation and perceived financial strength of the insurer; relationships with insurance brokers and other business producers; changing practices caused by the Internet, which has led to greater competition in the insurance business; terms and conditions of products offered; ratings assigned by independent rating agencies; speed of claims payment and reputation; and the experience and reputation of the members of the insurer’s underwriting team in the particular lines of insurance it seeks to underwrite.

Red Rock Insurance Company’s competitors include Zurich Insurance Group, AIX Group, One Beacon Insurance Group, Hudson Insurance Group, State National Insurance Company, Alteris, and other carriers that focus on program business as well as other niche insurers. Although Red Rock Insurance Company seeks to provide coverage where capacity and smaller niche-oriented programs have few alternative markets, it will directly compete with these larger companies due to the breadth of their coverage across the property and casualty market in substantially all lines of business.

Red Rock Insurance Company believes that it is uniquely positioned within the industry, as it acts as a conduit between professional program managers (managing general agencies/program administrators) and A-rated reinsurance carriers. With several of Red Rock Insurance Company’s competitors choosing to retain a larger portion of the risk on the policies they write, Red Rock Insurance Company believes an opportunity exists in the marketplace for a carrier, such as Red Rock Insurance Company, who is willing to cede a significant amount of the risk to reinsurers. Further, program managers who do business with Red Rock Insurance Company prefer to have “portable reinsurance,” meaning that if the carrier changes its management team, they can more easily move the business to another insurance carrier. Program managers can more easily move a book of business if the program comes with strong reinsurance support even if the carrier does not need the reinsurance support to accept the business.

Claims Management

Effective claims management is a critical factor in achieving satisfactory underwriting results. Red Rock Insurance Company uses third-party administrators (“TPAs”) to manage its claims. Red Rock Insurance Company anticipates that it will outsource all of the material aspects of its insurance operation, including underwriting and rating of risks, premium collection as well as claims administration. Red Rock Insurance Company’s business model also anticipates ceding 75% to 90% of its risk to quota share reinsurance partners who it expects to play a meaningful role in overseeing the managing general agents (“MGAs”), program administrators and TPAs.

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Claims is one of the most costly areas for an insurance carrier. As a result, Red Rock Insurance Company has chosen to partner with large professional third party claims administrators to manage its claims. Red Rock Insurance Company provides oversight to each program to make sure that the contracts are being adhered to, and does quarterly claims audits on each program. Red Rock passes the claims cost along to its reinsurers.

Risk Management and Reinsurance

In the normal course of business, Red Rock Insurance Company seeks to limit losses that may arise from catastrophes or other events by reinsuring with third-party reinsurers. Red Rock Insurance Company remains liable for risks reinsured even if the reinsurer does not honor its obligations under reinsurance contracts, which is why Red Rock Insurance Company partners with A-rated or better reinsurers. Red Rock Insurance Company currently purchases catastrophe reinsurance treaties on property programs that expose Red Rock Insurance Company to these types of risks. Currently, Red Rock Insurance Company has two programs in place with specific catastrophe treaties. These treaties protect Red Rock Insurance Company up to a 250- year probable maximum loss event and a 500- year probable maximum loss event. Red Rock Insurance Company believes that most insurance carriers writing this type of business in the same areas only buy catastrophe reinsurance up to the 100-year probable maximum year event as mandated by A.M. Best and Demotech in order to maintain an A- or better rating.

The timing and size of catastrophe losses are unpredictable and the level of losses experienced in any year could be material to Red Rock Insurance Company’s operating results and financial condition. Examples of catastrophes include losses caused by earthquakes, wildfires, hurricanes and other types of storms and terrorist acts. The extent of losses caused by catastrophes is a function of the amount and type of insured exposure in the area affected by the event as well as the severity of the event. Red Rock Insurance Company uses models to estimate the potential losses from catastrophes. This model output is used, in conjunction with other data, to manage Red Rock Insurance Company’s exposure to catastrophe losses through individual risk selection and by limiting its concentration of insurance written in catastrophe-prone areas such as coastal regions. In addition, Red Rock Insurance Company imposes wind deductibles on existing coastal windstorm exposures and earthquake deductibles in areas where earthquake insurance may be purchased.

With regard to the legacy business, the reinsurance treaties attached to those policies continue to respond to the claims thereunder, but Red Rock Insurance Company is not buying treaty reinsurance for its new programs. Red Rock Insurance Company is currently receiving quota share terms and conditions on the programs it has agreed to write. If higher limits are needed, then Red Rock Insurance Company will buy excess-of-loss insurance on the open reinsurance market via either facultative or treaty placements. Because most of the programs that Red Rock Insurance Company will be insuring are short-tail in nature, small general liability limits or small property limits, Red Rock Insurance Company does not see a need at this time to buy any corporate treaty reinsurance. As Red Rock Insurance Company grows, and if Red Rock Insurance Company believes it has any concentration of exposures in a given area, it will consider buying corporate catastrophe or corporate clash treaty reinsurance at that time.

Red Rock Insurance Company’s exposure under its performance bond agreement with K.W. Corporation Limited relating to the performance of a commodity contract for the supply of cement is not reinsured. Therefore, Red Rock Insurance Company retains the entire risk of performance under this bond. Red Rock Insurance Company may enter into additional performance bond agreements in the future that are not reinsured or collateralized.

Loss and Loss Adjustment Expense Reserves

Red Rock Insurance Company establishes loss and LAE reserves that are estimates of future amounts needed to pay claims and related expenses for insured events that have already occurred. The process of estimating reserves involves a considerable degree of judgment by management and is inherently uncertain. Red Rock Insurance Company’s reserves are set at its actuary’s central estimate at year-end, and the actuary’s IBNR model is used throughout the year for the company’s financial statements.

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Investments

As of March 31, 2014, the substantial majority of the capital and surplus of Red Rock Insurance Company arose from an investment in a single fund, the UST Plus Core Fund, which was formed in 2013 and is not publicly traded. The fund prospectus indicates that the fund invests in U.S. government and other debt securities. However, the fund has no performance history and no audited financial statements due to its recent formation. As a result, some state insurance regulatory authorities have not recognized Red Rock Insurance Company’s investment in the fund when evaluating whether it meets their minimum capital and surplus requirements for writing insurance business.

The Oklahoma Department of Insurance issued an administrative order dated March 13, 2014, regarding the hazardous financial condition of Red Rock Insurance Company due to a net operating loss of $8.3 million, an amount which exceeded 20% of its remaining surplus as regards policyholders. The administrative order requires that Red Rock Insurance Company, among other things, withdraw its current investment in the UST Plus Core Fund and reinvest the capital in compliance with statutory eligible investments that are suitable to the Oklahoma Insurance Commissioner. Red Rock Insurance Company has received a return of $5.0 million of its $35.0 million investment in the fund. The fund indicated that it is engaging a third party to appraise a stamp collection asset held by the fund, which appraisal will facilitate the sale of the stamp collection to generate proceeds that can be used to fund the withdrawal request. The fund further indicated that it expects to return the remainder of the requested withdrawal in cash or in fund assets by June 30, 2014. The terms of the fund provide that the fund manager will generally cause the fund to distribute 90% of the fund’s proceeds within 30 days of the fund’s receipt of such proceeds from withdrawals or redemptions the fund makes in order to return capital in response to an investor’s withdrawal request. However, the terms of the fund also provide that any outstanding balance may be paid as soon as reasonably practicable following completion of the annual audit of the year the withdrawal request was effective (in this case 2014). Consequently, a substantial portion of Red Rock Insurance Company’s investment could remain unredeemed until 2015 after the fund completes its 2014 audit.

Red Rock Insurance Company’s investment philosophy going forward is to maximize long-term total returns while taking prudent levels of risk and maintaining a diversified portfolio. Other than the above-mentioned fund and a small interest in a real estate partnership, Red Rock Insurance Company’s investment portfolio mix as of May 31, 2014, consisted primarily of investment grade bonds, which are subject to both credit risk and interest rate risk, and to a smaller percentage, corporate equities and mutual funds. Its investment strategy going forward will be to continue with a traditional fixed-income portfolio.

Regulation

General

Red Rock Insurance Company is subject to extensive insurance regulation in the jurisdictions in which it does business. The nature and extent of such regulation varies from jurisdiction to jurisdiction, but typically includes, without limitation, prior approval of the acquisition of control of an insurance company or any company controlling an insurance company; regulation of certain transactions entered into by an insurance company with any of its affiliates; approval of premium rates, forms and policies used for various lines of insurance; standards of solvency and minimum amounts of capital and surplus which must be maintained; establishment of reserves required to be maintained for unearned premiums, unpaid losses and loss adjustment expenses or other purposes; limitations on types and amounts of investments; restrictions on the size of risks which may be insured by a single company; licensing of insurers and agents; deposits of securities for the benefit of policyholders; and the filing of periodic reports with respect to financial condition, enterprise risk, and other matters. In addition, regulatory examiners perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than shareholders or creditors.

Red Rock Insurance Company is also required to deposit securities with regulatory agencies in several states in which it is licensed as a condition of conducting operations in those states.

In addition to the regulatory oversight to which Red Rock Insurance Company is subject, Red Rock is also subject to regulation as an insurance holding company under the insurance laws of Oklahoma (the “Oklahoma Insurance Code”). The Oklahoma Insurance Code contains certain reporting requirements including, without limitation, those requiring Red Rock, as an insurance holding company, to file information relating to its capital structure, ownership, and financial condition and the general business operations of its insurance subsidiary. The Oklahoma Insurance Code also contains special reporting and prior approval requirements with respect to transactions among affiliates of Red Rock Insurance Company.

Red Rock Insurance Company is also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and change the risks and benefits for which insurance is sought and provided. These include, without limitation, redefinitions of risk exposure in areas such as product liability, environmental damage and workers compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. These state and federal regulatory measures are difficult to predict and there can be no assurance that Red Rock Insurance Company will not encounter such measures in the future. Such developments may adversely affect the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized through re-pricing of coverage, if permitted by applicable regulations, or limitation or cessation of the affected business.

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Regulation Relating to Changes of Control

Red Rock Insurance Company is an Oklahoma domestic insurance company and is subject to the Oklahoma Insurance Code. The Oklahoma Insurance Code provides that the acquisition or change of control of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the Oklahoma Department of Insurance. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority an application for change of control containing certain information required by statute and published regulations and provide a copy of such application to the domestic insurer. In Oklahoma, control is generally presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing 10% or more of the voting securities of the insurance company or of any other person or entity controlling the insurance company. The 10% presumption is not conclusive and control may be found to exist at less than 10%.

In addition, many state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of a non-domestic insurance company admitted in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize the issuance of a cease and desist order with respect to the non-domestic insurer if certain conditions exist such as undue market concentration.

Any future transactions that would constitute a change in control of Red Rock would also generally require prior approval by the Oklahoma Department of Insurance on the same basis as a change in control of Red Rock Insurance Company and would require pre-acquisition notification in those states which have adopted pre-acquisition notification provisions and in which Red Rock Insurance Company is admitted as an insurer. Because such requirements are primarily for the benefit of policyholders, they may deter, delay or prevent certain transactions that could be advantageous to the shareholders or creditors of Red Rock.

Restrictions on Shareholder Dividends

A significant portion of Red Rock’s consolidated assets represents assets of Red Rock Insurance Company that may not be immediately transferable to Red Rock in the form of shareholder dividends, loans, advances or other payments.

Statutes and regulations governing Red Rock Insurance Company and all other insurance companies domiciled in Oklahoma regulate the payment of shareholder dividends and other payments by Red Rock Insurance Company to Red Rock. Under applicable Oklahoma statutes and regulations, Red Rock Insurance Company is permitted to pay shareholder dividends only out of that part of its available surplus funds which is derived from realized net profits on its business. To the extent that Red Rock Insurance Company has such funds, Red Rock Insurance Company may pay shareholder dividends only to the extent that such dividends are not defined as extraordinary dividends or distributions. If the dividends are, under applicable statutes and regulations, extraordinary dividends or distributions, regulatory approval must be obtained prior to paying such dividends. Under the applicable Oklahoma statute, and subject to the availability of statutory earned surplus, the maximum shareholder dividend that may be declared (or cash or property distribution that may be made) by Red Rock Insurance Company in any one calendar year without regulatory approval is the greater of (i) Red Rock Insurance Company’s statutory net income, excluding realized capital gains, for the preceding calendar year; or (ii) 10% of Red Rock Insurance Company’s statutory policyholders’ surplus as of the preceding calendar year end, not to exceed Red Rock Insurance Company’s statutory earned surplus.

Since Red Rock Insurance Company has no realized net profits on its business, the maximum shareholder dividend Red Rock Insurance Company may pay in 2014 without the approval of the Oklahoma Department of Insurance is $0. Red Rock Insurance Company paid no shareholder dividends to Red Rock in 2013.

In addition to the statutory limits described above, the amount of shareholder dividends and other payments to affiliates can be further limited by contractual or regulatory restrictions or other agreements with regulatory authorities restricting dividends and other payments, including regulatory restrictions that are imposed as a matter of administrative policy. If Red Rock Insurance Company’s regulator determines that payment of a shareholder dividend or other payments to an affiliate (such as payments under a tax sharing agreement, payments for employee or other services, or payments pursuant to a surplus note) would be hazardous to its policyholders or creditors, the regulator may block such payments that would otherwise be permitted without prior approval.

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Risk-Based Capital Requirements

In order to enhance the regulation of insurer solvency, the National Association of Insurance Commissioners (the “NAIC”) adopted a formula and model law to implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The risk-based capital model for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:

●	underwriting, which encompasses the risk of adverse loss developments and inadequate pricing;

●	declines in asset values arising from credit risk; and

●	declines in asset values arising from investment risks.

An insurer will be subject to varying degrees of regulatory action depending on how its statutory surplus compares to its risk-based capital calculation.

Under the approved formula, an insurer’s total adjusted capital is compared to its authorized control level risk-based capital. If this ratio is above a minimum threshold, no company or regulatory action is necessary. Below this threshold are four distinct action levels at which a regulator can intervene with increasing degrees of authority over an insurer as the ratio of total adjusted capital to the risk-based capital requirement decreases. The four action levels include:

●	insurer is required to submit a plan for corrective action;

●	insurer is subject to examination, analysis and specific corrective action;

●	regulators may place insurer under regulatory control; and

●	regulators are required to place insurer under regulatory control.

Based on the accounting treatment of the above-mentioned fund investment by the Oklahoma Department of Insurance, Red Rock Insurance Company’s surplus (as calculated for statutory purposes) is below the risk-based capital thresholds that would require either company or regulatory action, and Red Rock Insurance Company is complying with the abatement requirements directed by the Oklahoma Department of Insurance.

Intellectual Property

Red Rock Insurance Company’s brand, intellectual property, and confidential and proprietary information are very important to its business and competitive position. Red Rock Insurance Company protects these assets through a combination of trademark/service mark, trade secret, and unfair competition and contract laws.

Red Rock Insurance Company has applied to register “Red Rock Insurance Company” with the company’s logo as a service mark.

Red Rock Insurance Company owns (i) the domain name www.rric.com, (ii) its proprietary database, Datamart, and (iii) a statistical data collection and reporting application. It also licenses claims management policy processing software and database from CSC Point System. (Information on the Red Rock Insurance Company’s website is not part of this Offer to Purchase and is not incorporated herein by reference.)

Employees

As of June 19, 2014, we had 20 employees, 18 of whom are full time employees.

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Properties

Properties Used for Business Operations

Red Rock Insurance Company leases the following properties:

●	office space in Oklahoma City, Oklahoma that serves as the company’s home office, pursuant to a lease that will expire in December 2015;

●	office space in Oklahoma City, Oklahoma that serves as the company’s IT bunker, pursuant to a lease that will expire in accordance with its terms in November 2014, but will automatically renew for additional one year terms;

●	records storage space in Edmond, Oklahoma, pursuant to a lease that will expire in accordance with its terms in March 2015, but will automatically renew for additional one year terms; and

●	storage space in Oklahoma City, Oklahoma, pursuant to a month-to-month lease.

Properties Held for Sale

In addition, Red Rock Insurance Company owns the following properties:

●	a lot in Pablo, Montana that was received in connection with a subrogation claim and is being held for sale;

●	a lot in Ronan, Montana that was received in connection with a subrogation claim and is being held for sale; and

●	eleven lots in Uniontown, Pennsylvania. This property was purchased by Red Rock Insurance Company and Foster Jennings, Inc., the sole shareholder of Red Rock Holdings Group, LLC. Foster Jennings is managing the resale of the property. When the property is sold, Red Rock Insurance Company will first receive repayment of the purchase price of $275,000 plus expenses and then any remaining proceeds from the sale will be split evenly between Red Rock Insurance Company and Foster Jennings.

Legal Proceedings

Texas Litigation

Red Rock Insurance Company is named as a defendant in a complaint that was filed by Breckenridge Enterprises, Inc. d/b/a AMS Staff Leasing and Sterling HR Solutions, Inc. in County Court, in Dallas County, Texas on May 3, 2010. The plaintiffs in this action seek $46.0 million in damages, based on allegations that the plaintiffs suffered lost profits and business opportunities after Red Rock Insurance Company failed to provide certain workers’ compensation insurance policies with respect to which the plaintiffs had paid insurance premiums and collateral deposits. Red Rock Insurance Company provided its D&O liability insurer with timely notice of this litigation. Although Red Rock Insurance Company believes that the material allegations made in the complaint are without merit and intends to vigorously defend itself in this litigation, no assurances can be given with respect to the outcome of the litigation.

FDIC Claims

As receiver for a failed financial institution, the FDIC may sue professionals who played a role in the failure of the institution in order to maximize recoveries. These individuals can include officers and directors, attorneys, accountants, appraisers, brokers, and others. Red Rock Insurance Company has approximately 40 open claims on officers and directors insurance policies it wrote covering banks that were ultimately subject to FDIC closure, and there can be no assurance that additional claims will not be filed. Red Rock Insurance Company has denied coverage on all of these claims and intends to vigorously defend against these claims. Its success in defending these claims depends on its ability to successfully assert the “insured versus insured” exclusion in the applicable policies. An adverse determination of any litigation or defense proceedings in one of these claims could result in a substantial risk of loss in multiple claims. These claims have resulted in the following litigation. Although Red Rock and Red Rock Insurance Company believe that the position of the FDIC is without merit and intend to vigorously defend Red Rock Insurance Company in the litigation, no assurances can be given with respect to the outcome of the litigation.

Hawker, et al. v. BancInsure, Inc. - United States District Court for the Eastern District of California

This is a coverage action brought by former directors and officers of County Bank, which was closed by the state’s Division of Financial Institutions on February 6, 2009. BancInsure issued a directors and officers liability policy to the bank with a Side A direct limit of liability of $14.5 million. Said coverage provides executive liability coverage after insolvency. The FDIC was appointed receiver of the bank and brought a complaint against five former directors on January 27, 2012, for losses arising out of alleged negligent approval of imprudent loans that violated the bank’s lending policies and underwriting standards. BancInsure declined coverage for the claim under the “insured versus insured” exclusion of the policy, which excludes coverage for claims against insureds brought by receivers such as the FDIC. The former directors initiated the coverage action against BancInsure on August 1, 2012. On November 15, 2012, the FDIC, the bank, the insureds, and the bank’s holding company reached a settlement wherein the insureds agreed to a default judgment of $48,145,060, and assigned to the FDIC rights under the policy. The FDIC intervened as an assignee in the coverage action asserting breach of contract, reformation, and bad faith, and sought declaratory relief. On January 31, 2014, BancInsure, the insureds, and the FDIC filed respective motions for partial summary judgment on the breach of contract claim, specifically whether the “insured versus insured” exclusion applies to the FDIC as a receiver of the failed bank. The court granted BancInsure’s motion and denied the FDIC’s motion on April 7, 2014. The FDIC is currently seeking certification of the order for immediate appeal to the Ninth Circuit Court of Appeals. A ruling by the appellate court could render moot the FDIC’s other claims. The FDIC was initially seeking $48 million, but is in the process of voluntarily dismissing its bad faith claim without prejudice.

FDIC as Receiver for Security Pacific Bank v. BancInsure, Inc. - United States District Court for the Central District of California

This is a coverage action brought by the FDIC as assignee of the claims of former directors and officers of Security Pacific Bank, which was closed by the state’s Division of Financial Institutions on November 7, 2008. The FDIC was appointed receiver of the bank and threatened to bring suit against certain former directors and officers for losses arising out of alleged mismanagement and insolvency of the bank. BancInsure declined coverage under the “insured versus insured” exclusion of the directors and officers liability policy, which excludes coverage for claims against insureds brought by receivers such as the FDIC. The claim was also denied on the grounds that the insureds failed to provide timely notice of the FDIC’s claims. The FDIC, five of the former directors, and BancInsure reached a settlement agreement under which rights under the policy were assigned to the FDIC, liability claims against the former directors and officers would not be litigated, and the FDIC would initiate a coverage action against BancInsure as assignee of the directors’ coverage claims. On November 19, 2012, the FDIC filed a complaint for declaratory relief and breach of contract, seeking damages equal to the policy limit of $6 million. On January 31, 2014, BancInsure and the FDIC filed motions for summary judgment on the breach of contract claim. The court granted the FDIC’s motion and denied BancInsure’s motion on June 16, 2014 and judgment was entered. BancInsure is planning to appeal to the Ninth Circuit Court of Appeals.

FDIC as Receiver for Bank of Wyoming v. BancInsure, Inc. - United States District Court for the District of Wyoming

On July 10, 2009, the bank, which was insured by BancInsure under a directors and officers liability policy with a $2 million limit of liability, was closed by the Wyoming Department of Audit, Division of Banking and the FDIC was appointed receiver. The FDIC filed a complaint against former directors and officers of the Bank of Wyoming to obtain a confession of judgment on April 23, 2013, resulting from a settlement between the FDIC and former directors and officers of the Bank of Wyoming. The FDIC alleges that the former directors and officers failed to follow prudent lending practices in a number of risky commercial loans, failed to follow the bank’s lending policies, and over-relied on borrowers’ purported net worth and creditworthiness without obtaining full financial information, among other deficiencies. On February 11, 2013, the former directors and officers and the FDIC entered into a settlement agreement and release and covenant not to execute whereby the directors and officers agreed to a confession of judgment in the amount of $2.5 million and assigned their rights against BancInsure under the policy to the FDIC. To date, the contemplated coverage action has not been filed by the FDIC against BancInsure.

BancInsure, Inc. v. Jacobs, et al. - United States District Court for the District of Nevada

A bank, which was insured under a BancInsure directors and officers liability policy with a $2 million limit of liability, was closed by the Nevada Division of Financial Institutions and placed into receivership with the FDIC on February 26, 2010. On February 22, 2013, the FDIC sued director James Jacobs for breach of fiduciary duty. The complaint was subsequently amended to name four other directors. The FDIC asserts that the former directors and officers committed breaches of fiduciary duties, gross negligence, and/or other wrongful acts that caused substantial damage to the bank in excess of $4 million. BancInsure declined coverage under the policy pursuant to the “insured versus insured” exclusion, which excludes coverage for claims against insureds brought by receivers such as the FDIC. Coverage was also declined based on untimely reporting of the claim and based on the loan loss exception of the policy. On June 6, 2014, the FDIC brought a counter-claim against BancInsure. In addition to contesting BancInsure’s decline of coverage, the FDIC claims that, when BancInsure issued a new policy form, it misrepresented the scope of coverage thus supporting reformation of the policy. The FDIC seeks $5 million and unspecified additional damages for breach of the covenant of good faith and fair dealing.

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1st Pacific Bank

On May 7, 2010, 1st Pacific Bank was closed by the California Department of Financial Institutions, and the FDIC was appointed receiver. BancInsure issued a directors and officers liability policy with an $8.5 million limit of liability to the bank prior to closure. In pre-litigation demand letters, the FDIC contended that the bank had suffered in excess of $17 million in loan losses as a result of a recovery of alleged unsafe loan underwriting practices and inadequate management oversight of underwriting and credit administration. BancInsure declined coverage under the policy pursuant to the “insured versus insured” exclusion, which excludes coverage for claims against insureds brought by receivers such as the FDIC, as well as the loan loss exception of the policy. The FDIC, former directors and officers, and BancInsure entered into a settlement agreement whereby the FDIC agreed to release the underlying liability claims, accept an assignment of rights, and prosecute a coverage action against BancInsure contesting the decline of coverage with a maximum recovery of $8.25 million. No coverage action has been filed to date, but it must be filed by August 2014 under the terms of the settlement agreement.

FDIC as Receiver for Washington First International Bank v. BancInsure, Inc. - United States District Court for the Western District of Washington

The bank was closed by the Washington Department of Financial Institutions, Division of Banks on June 11, 2010. Prior to closure, BancInsure issued a directors and officers liability policy with a limit of liability of $5 million. On May 11, 2011, the FDIC, as receiver, provided written notice to certain of the bank’s former directors and officers that the FDIC intended to prosecute a claim for $40 million in loan losses based on the directors’ negligence, gross negligence, and breach of fiduciary duty claims in connection with credit administration. BancInsure reserved rights under the policy pursuant to the “insured versus insured” exclusion, which precludes coverage for claims against insureds brought by receivers such as the FDIC. BancInsure also reserved rights based on misrepresentation in the insurance applications and based on the loan loss exception to the policy. BancInsure initially agreed to indemnify defense expenses during a period in which the FDIC and the directors communicated respecting the liability claims which were disputed. Ultimately, the FDIC, ten former directors and officers, and BancInsure entered into a settlement agreement. Rights under the policy were assigned to the FDIC, and the parties agreed that the FDIC’s claims against the directors and officers would not be litigated. The settlement agreement limited BancInsure’s liability to remaining policy limits of $4,546,358.20. The FDIC filed its coverage action in federal court in Washington on October 4, 2013 seeking a declaration of coverage and asserting a breach of contract claim. The matter is now pending before the court and dispositive motions are due by January 2015, with a contemplated trial date in February 2015.

BancInsure, Inc. v. FDIC – Tenth Circuit Court of Appeals

Columbian Bank & Trust of Topeka, KS failed on August 22, 2008 and the FDIC was appointed receiver. BancInsure issued a directors and officers liability policy in the amount of $5 million to the bank prior to closure. In pre-litigation demand letters, the FDIC, as receiver of the bank, demanded in excess of $59 million in loan losses it contended were traceable to gross negligence and breach of fiduciary duty on the part of certain officers and directors. BancInsure reserved rights and asserted a potential right to rescind the policy based on misrepresentations in the policy application and also reserved rights under the “insured v. insured” exclusion, which bars claims by receivers, such as the FDIC. After pre-litigation settlement negotiations failed to achieve a settlement, BancInsure filed a declaratory relief action in Kansas state court on August 1, 2011 seeking a determination that there was no coverage for said claims. The case was later removed to federal court. On August 9, 2011, the FDIC sued the directors and officers for breach of fiduciary duty in federal court in Kansas. BancInsure indemnified defense expenses in said underlying liability case through early 2013 in the amount of $679,340.15. Both actions were settled in February 2013. Accounting for unpaid defense expenses, the remaining policy limit equaled approximately $2.759 million. Unpaid defense expenses equaled approximately $1,052,000. Under the settlement, the parties agreed to litigate the coverage action to conclusion. BancInsure made a cash payment of $250,000 at that time, which, in addition to defense expenses, is potentially subject to recoupment if BancInsure prevails. Should the FDIC and the insureds prevail, the remaining limit of approximately $2.758 million would be paid. BancInsure prevailed on summary judgment on February 27, 2012. The case is now on appeal.

FDIC as Receiver for Butte Community Bank v. Ching, et al. - United States District Court for the Eastern District of California

On August 20, 2010, the bank was closed by the California Department of Financial Institutions and the FDIC was named as receiver. Prior to closure, BancInsure issued a directors and officers liability policy with a limit of liability of $5 million. In a pre-litigation demand letter on April 11, 2012, the FDIC, as receiver, made a demand for in excess of $20 million for breach of fiduciary duty in connection with the administration of certain loans. BancInsure declined coverage under the policy pursuant to the “insured versus insured” exclusion, which precludes coverage for claims against insureds brought by receivers such as the FDIC, and because notice of the claim was not timely provided under the terms of the policy. On August 19, 2013, the FDIC filed suit against thirteen former directors and officers seeking a minimum of $8.8 million in damages. The claim is based on alleged self-dealing by the directors in the tender offer of bank holding company stock prior to closure. The directors moved for summary judgment on March 22, 2014 asserting that the FDIC lacks standing to sue for wrongful acts involving the management of the holding company. The motion is under submission. No coverage action has been filed to date against BancInsure.

Oklahoma Department of Insurance – Administrative Order

Following the report to the Oklahoma Department of Insurance that Red Rock Insurance Company experienced a net operating loss of approximately $8.3 million for fiscal 2013, the Oklahoma Department of Insurance issued an administrative order dated March 13, 2014. In the administrative order, Red Rock Insurance Company acknowledged that, at December 31, 2013, it had $21.5 million surplus as regards policyholders and was in hazardous financial condition due to a net operating loss of $8.3 million, an amount which exceeded 20% of its remaining surplus as regards policyholders. The administrative order requires that Red Rock Insurance Company (1) provide monthly financial reports to the Oklahoma Department of Insurance, (2) withdraw its current investment in a single fund and reinvest the capital in compliance with statutory eligible investments that are suitable to the Oklahoma Insurance Commissioner, and (3) provide a business plan acceptable to the Commissioner.

On March 19, 2014, Red Rock Insurance Company provided the required notice to withdraw its capital from the fund. Red Rock Insurance Company has received a return of $5.0 million of its $35.0 million investment in the fund. The fund indicated that it is engaging a third party to appraise a stamp collection asset held by the fund, which appraisal will facilitate the sale of the stamp collection to generate proceeds that can be used to fund the withdrawal request. The fund further indicated that it expects to return the remainder of the requested withdrawal in cash or in fund assets by June 30, 2014. The terms of the fund provide that the fund manager will generally cause the fund to distribute 90% of the fund’s proceeds within 30 days of the fund’s receipt of such proceeds from withdrawals or redemptions the fund makes in order to return capital in response to an investor’s withdrawal request. However, any outstanding balance may be paid as soon as reasonably practicable following completion of the annual audit of the year the withdrawal request was effective (in this case 2014). Consequently, a substantial portion of Red Rock Insurance Company’s investment could remain unredeemed until 2015 after the fund completes its 2014 audit.

Other

Other than the litigation, claims and administrative orders described above, neither Red Rock nor Red Rock Insurance Company is involved in any other legal proceedings other than routine litigation arising in the normal course of business.

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THE ACQUISITION

On June 16, 2014, a Stock Purchase Agreement (the “Agreement”) was entered into by and among CIS, Red Rock Holdings Group, LLC, a Delaware Limited Liability company (“Red Rock” or the “Target”), and Foster Jennings, Inc., Red Rock’s sole member (the “Member”). Upon the closing of the transaction contemplated in the Agreement on __________, 2014, the Company acquired 100% of the issued and outstanding equity interests in Target from Member in exchange for the transaction consideration consisting of 11,500,000 Class C Ordinary Shares (the “Acquisition”). The Agreement also provides for earn-outs of up to 3,000,000 additional Ordinary Shares.

Background and Timeline of Events

In November 2013, Mo Meir, who acted as a financial advisor to CIS, introduced Kyle Shostak, Director of CIS Acquisition Ltd, to Jeffrey Leich of Southport Lane Management LLC.

In November 2013, Mr. Shostak had a phone call with Mr. Leich regarding potential acquisition targets for CIS. Several email exchanges followed. These initial discussions did not lead to an opportunity that CIS would pursue. A meeting in January 2014 did not result in additional opportunities.

In late January 2014, after Mr. Leich has left Southport Lane, Mr. Leich introduced Mr. Shostak to Scott Hartman, the owner of the Member and, indirectly, Red Rock. The meeting took place at Mr. Shostak’s office in downtown Manhattan.

Between January 21 and February 28, 2014, there were numerous e-mails exchanges and several meetings between Mr. Shostak and Mr. Hartman, Michael Beasley, Mark Krienke and Lisa Bays of Red Rock. During those communications, the members of Red Rock team provided CIS with certain information about Red Rock and items such as its historical financial information, management’s business plan and budgets. Present or participating in the discussions were Mr. Leich, George Kaufman, of Chardan Capital Markets, teh underwriter in CIS’s IPO, and Vasilis Katsikiotis of Windjammer Way Advisors LLC, a capital markets and insurance industry expert.

Between February 15 and February 28, CIS and Foster Jennings negotiated a non-binding Letter of Intent.

CIS hired Mr. Katsikiotis to help conduct business due diligence of Red Rock in March 2014.

In March 2013, Mr. Shostak and Mr. Katsikiotis travelled to Oklahoma City, Oklahoma to meet with Mr. Beasley, Mr. Krienke and Ms. Bays at Red Rock’s offices to discuss the company’s business and a proposed business combination. At this meeting, Red Rock laid out more detail on its history, regulatory standing, financial position, including its surplus and capital as well as future business pipeline by product line.

In early April 2014, CIS requested its counsel, Loeb & Loeb LLP, to begin drafting a definitive agreement for the business combination, and on or around April 15, 2014, Mr. Shostak provided the draft Merger Agreement to Scott Hartman.

Between April 15 and May 23, 2014, Mr. Shostak and Alex Lyamport of CIS Acquisition Ltd had numerous phone conversations, email exchanges and several personal meetings at Mr. Shostak’s office in downtown Manhattan with Mr. Hartman and Mr. Leich. Mr. Katsikiotis and Loeb & Loeb LLP were conducting due diligence during this period and Loeb & Loeb LLP and Foley & Lardner, Red Rock’s counsel, along with the respective principals, engaged in negotiations of the definitive agreement.

On May 23, 2014, Mr. Shostak, Mr. Lyamport, Mr. Kaufman, Giovanni Caruso of Loeb & Loeb LLP, Mr. Leich and Mr. Hartman met at Loeb & Loeb’s offices to discuss outstanding business and legal issues pertaining to the Agreement. Several key business issues were discussed and agreed on while a few others remained to be resolved.

On May 28, 2014, Mr. Shostak, Mr. Lyamport, Mr. Caruso, Mr. Leich, Mr. Hartman and Carolyn T. Long of Foley & Lardner had a phone conversation during which the parties discussed Red Rock’s progress with audits for the 2012 and 2013 fiscal years.

On June 5, 2014, a phone call took place between Mr. Shostak, Mr. Lyamport, Mr. Caruso, Mr. Leich, Mr. Hartman and Ms. Long, at which the parties agreed to the dates by which the audited financials were to be provided by Red Rock.

Between June 5 and June 11, 2014, the parties continued to negotiate outstanding business and legal items. On June 11, 2015, a meeting took place between Mr. Shostak, Mr. Lyamport, Mr. Kaufman, Mr. Caruso, Mr. Leich, Mr. Hartman and Ms. Long at Loeb & Loeb’s offices to discuss and agree on the outstanding business and legal issues.

On June 16, 2014, CIS, Red Rock and the Member entered into the Agreement. The transaction contemplated by the Agreement closed on ______________, 2014.

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Acquisition of Target; Acquisition Consideration

Upon the closing of the Acquisition, CIS acquired 100% of the issued and outstanding equity interest in Target from Member in exchange for 11,500,000 Class C Ordinary Shares. In addition, The Member will be entitled to up to 3,000,000 additional Ordinary Shares in the following circumstances:

•	In the event that the Target’s book value and book value per share is equal to or greater than $246,085,000 and $12.73, respectively, for the fiscal year ending on December 31, 2015, then we will issue to the Member 1,000,000 Ordinary Shares.

•	In the event that the Target’s book value and book value per share is equal to or greater than $307,487,000 and $14.54, respectively, for the fiscal year ending on December 31, 2016, then we will issue to the Member 1,000,000 Ordinary Shares..

•	In the event that the Target’s book value and book value per share is equal to or greater than $357,030,000 and $15.79, respectively, for the fiscal year ending on December 31, 2017, then we will issue to the Member 1,000,000 Ordinary Shares..

Representations and Warranties

In the Agreement, the Target made certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) proper corporate organization and similar corporate matters, (b) subsidiaries of the Target, (c) authorization, execution, delivery and enforceability of the Agreement and other transaction documents, (d) capital structure, (e) assumed names, (f) financial information, (g) books and records, (h) absence of certain changes and events, (i) material contracts, (j) real property and land use rights, (k) title to properties, (l) Target’s accounts, (m) labor and employment matters, (n) benefit plans, (o) transactions with affiliates and employees, (p) intellectual property, (q) tax matters, (r) insurance, (s) environmental matters, (t) licenses and permits, (u) non-contravention, (v) required consents, (w) litigation, (x) compliance with applicable laws, (y) disclosure, (z) absence of undisclosed events, liabilities, developments or circumstances, (aa) money laundering laws, (bb) Office of Foreign Assets Control, and (cc) Foreign Corrupt Practices.

In the Agreement, the Member made certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) proper corporate organization and similar corporate matters, and (b) ownership of equity interests.

In the Agreement, CIS made certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) government authorization, (c) issuance of shares, (d) capital structure, (e) information supplied, (f) the Trust Account (as defined below), (g) board approval and the Tender Offer (as defined below), (h) Company financial information and SEC documents, (i) the investment company act, (j)the disclosure of information, and (k) tax matters.

Indemnification

The Agreement provides for indemnification obligations on the part of CIS and the Warrantors. Pursuant to the terms of the Agreement, at closing, 2,000,000 of the shares being issued to the Member will be placed in escrow and be subject to cancellation (at a value of $10.40 per share) pursuant to the indemnification claim of CIS and its affiliates. CIS agreed to provide an indemnification of up to $1,000,000 to the Member. The indemnification obligations are subject to a basket of $100,000.

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The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Agreement, which is filed as Exhibit (d)(1) hereto, and which is incorporated by reference in this report.

Board Considerations

At a meeting held on June 16, 2014, , CISA’s board of directors unanimously approved the Agreement and the transactions contemplated thereby, and determined that the Acquisition is in the best interests of CIS and its stockholders.

Before reaching its decision, CISA’s board of directors reviewed the results of management’s due diligence, which included:

•	research on industry trends, cycles, operating cost projections, and other industry factors, including comparable companies

RRIC’s anticipated book value at year end based on the Company’s estimates

•	extensive meetings and calls with Red Rock’s management team regarding operations and projections;

•	personal visits to Red Rock’s offices;

•	review of Red Rock’s contracts and other legal diligence;

•	financial, tax, and accounting diligence; and

•	its own financial analysis.

CIS’s board of directors considered a wide variety of factors in connection with its evaluation of the Acquisition. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of CIS’s board of directors may have given different weight to different factors.

In CIS’s prospectus for its initial public offering, CIS identified the following main criteria and guidelines above others that it believed would be important in evaluating prospective target businesses.

•	Middle-Market Growth Business. CIS would seek to acquire middle market companies to be businesses that have reached a scale of at least $150 million of revenue and at least $20 million of earnings before interest, taxes, depreciation and amortization.

•	Businesses with Revenue and Earnings Growth Potential. CIS would seek to acquire one or more businesses that have the potential for significant revenue and earnings growth through a combination of new product development, increased production capacity, increased operating leverage, expense reduction and synergistic follow-on acquisitions.

•	Companies with Potential for Strong Free Cash Flow Generation. CIS would seek to acquire one or more businesses that have the potential to generate strong and stable free cash flow. It would focus on one or more businesses that have predictable revenue streams and definable working capital and capital expenditure requirements with potential to leverage this cash flow in order to enhance shareholder value

•	Businesses with Motivated Owners. CIS would seek to acquire one or more businesses with motivated owners that will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

In considering the Acquisition, CIS’s board of directors concluded that Red Rock met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

•	Solid Industry Position. Red Rock holds active licenses in a number of jurisdictions and has capacity for significant growth.

•	Attractive Growth Profile. Red Rock is focused on a market which has had significant growth.

•	Attractive Profitability. Business model allows for leverage of both corporate and human capital thus producing a higher margin insurance business versus a standard carrier.

•	Strong Cash Flow Potential. Red Rock has won business in total confirmed premiums in excess of US$200 million.

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•	Experienced and Motivated Management Team. Red Rock’s management team has significant experience with more than two decades of working in the insurance industry.

•	Compelling Valuation. CIS management believes the valuation of the business combination represents a compelling valuation in comparison to publicly-traded Property and Casualty Insurers.

CIS’s board of directors considered various industry and financial data, including certain financial analyses developed by CIS management in its financial model, in evaluating the consideration to be paid to the Member. CIS’s management collectively has decades of experience in the private equity business in constructing financial models, conducting valuations of businesses, and drafting and evaluating financial projections. Although CIS’s board of directors did not seek a third party valuation in connection with the Acquisition, the board of directors considered valuation information regarding Red Rock, including industry comparisons of the enterprise values of Red Rock and other insurers, the growth outlook for the markets that Red Rock serves, the abilities of Red Rock’s management team, and free cash flow characteristics. In making its determination that the Acquisition is in the best interests of CIS and its stockholders, the board of directors considered the amount of cash available in the trust account and the rollover equity incentives for members of its management.

CIS's management also prepared based on Red Rock's management estimation of future earnings from new business and business expected new programs, projected financial results for Red Rock as shown in the following table:

(dollars in millions)	Projection for the Years Ending December 31,
	2014	2015
Net income	$36	$45
Book value of equity	$134	$246

Red Rock does not intend as a matter of course to make public projections as to future earnings, or other results. The prospective financial information set forth in this table was prepared solely for the purpose of helping to determine the amount of consideration to be paid for Red Rock. It was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Red Rock’s management, was prepared on a reasonable basis, reflects the best available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected future financial performance of Red Rock. However, this information is not fact and should not be relied upon as being necessarily indicativeof future results, and readers of this offer to purchase are cautioned not to place undue reliance on the prospective financial information. Neither Red Rock’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

As described in more detail below, the management and board of directors of CIS determined that the approximately $134 million proposed equity value for Red Rock was appropriate based on its evaluation of Red Rock’s net income, book value of equity, growth prospects and the implied trading multiples of other growth Property and Casualty Insurers.

Based on CIS’s review of equity research reports written on companies in the sectors mentioned above, the primary valuation metrics used by such equity analysts are ratios of ratios of share price to book value and share price to earnings ratios (P/E). Typically, these metrics are evaluated on the basis of current year’s and one year forward’s estimated results. When this analysis was prepared in the middle of June 2014, CIS estimated that the relevant publicly traded comparable companies traded at an average of 1.5x price to book value of equity (P/BV) based on 2014 estimated book value of equity and 1.2x based on 2015 estimated book value of equity. Thus, since CIS estimated that a $134 million equity value for Red Rock implied trading multiples of 1.0x estimated 2014 book value of equity and 0.5x estimated 2015 book value of equity, the management and board of directors of CIS believed that the proposed transaction was priced at an attractive discount when compared to other similar publicly traded companies. In addition, these similar publicly traded companies had an average price to earnings ratio (P/E) of 14.8x based on 2014 estimated earnings and 12.4x based on 2015 estimated earnings. Thus, since CIS estimated that a $10.4 per share price for Red Rock implied trading multiples of 3.8x estimated 2014 earnings and 2.9x estimated 2015 earnings, the management and board of directors of CIS believed that the proposed transaction was priced at an attractive discount when compared to other similar publicly traded companies.

CIS’s management determined that the most relevant publicly traded retail companies are Atlas Financial Holdings, Inc., Baldwin & Lyons Inc., Donegal Group Inc., EMC Insurance Group Inc., Employers Holdings, Inc., Federated National Holding Company, First Acceptance Corp., Hallmark Financial Services Inc., HCI Group, Inc., Horace Mann Educators Corp., Infinity Property and Casualty Corp., Kemper Corporation, Kingstone Companies, Inc., National Interstate Corporation, Navigators Group Inc., OneBeacon Insurance Group, Ltd., RLI Corp., Safety Insurance Group Inc., Selective Insurance Group Inc., State Auto Financial Corp., United Fire Group, Inc, United Insurance Holdings Corp. and Universal Insurance Holdings Inc. The sole criteria for this determination was that each of these companies is a US small size Property and Casualty Insurers. CIS defines a “small size” Property and Casualty Insurers as an insurance company whose market capitalization is between $100 and $2,000 million.

The following is the financial information of these companies considered by CIS’s management:

			CY2013		Price / EPS				Price / BVPS
($ in millions, except stock price)	Stock Price	Equity Value	Net Income	Book Value of Equity	CY2014		CY2015		CY2014		CY2015
P&C Insurers
Atlas Financial Holdings, Inc.	$16	$186	$6	$64	11.2	x	8.5	x	1.7	x	1.6	x
Baldwin & Lyons Inc.	26	379	37	382	N/A		N/A		1.0	x	1.0	x
Donegal Group Inc.	20	439	26	397	N/A		N/A		1.1	x	1.1	x
EMC Insurance Group Inc.	32	433	44	455	12.1	x	10.2	x	0.9	x	0.9	x
Employers Holdings, Inc.	22	677	64	569	22.9	x	15.0	x	1.1	x	1.0	x
Federated National Holding Company	26	294	13	108	13.3	x	11.5	x	2.2	x	1.9	x
First Acceptance Corp.	2	101	9	77	N/A		N/A		1.2	x	1.2	x
Hallmark Financial Services Inc.	11	204	8	238	20.9	x	16.3	x	0.7	x	0.7	x
HCI Group, Inc.	41	469	66	161	8.4	x	7.5	x	2.2	x	1.8	x
Horace Mann Educators Corp.	31	1,265	111	1,099	12.1	x	11.0	x	1.0	x	0.9	x
Infinity Property and Casualty Corp.	66	759	33	657	17.0	x	12.9	x	1.1	x	1.0	x
Kemper Corporation	36	2,019	218	2,052	15.6	x	12.3	x	0.9	x	0.8	x
Kingstone Companies, Inc.	7	47	2	36	8.2	x	6.1	x	1.1	x	1.0	x
National Interstate Corporation	29	569	18	352	18.5	x	15.7	x	1.5	x	1.5	x
Navigators Group Inc.	66	938	63	902	12.8	x	12.0	x	0.9	x	0.8	x
OneBeacon Insurance Group, Ltd.	15	1,456	146	1,107	12.5	x	11.3	x	1.2	x	1.2	x
RLI Corp.	46	1,965	126	829	18.7	x	18.7	x	2.1	x	1.9	x
Safety Insurance Group Inc.	52	801	61	695	N/A		N/A		1.2	x	1.2	x
Selective Insurance Group Inc.	25	1,424	106	1,154	13.0	x	9.8	x	1.0	x	1.0	x
State Auto Financial Corp.	23	936	61	785	12.1	x	12.5	x	1.0	x	1.0	x
United Fire Group, Inc	29	737	76	783	12.7	x	10.0	x	0.8	x	0.8	x
United Insurance Holdings Corp.	18	382	20	108	10.4	x	10.6	x	2.7	x	2.3	x
Universal Insurance Holdings Inc.	14	477	59	176	7.9	x	7.6	x	2.0	x	1.7	x
Median					13.7	x	11.9	x	1.5	x	1.4	x
Mean					14.8	x	12.4	x	1.5	x	1.2	x

Source: Company SEC Filings and Capital IQ. Data as of June 19, 2014.

CIS’s board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus, although not weighted or in any order of significance:

The risk that CIS’s Public Stockholders would exercise their redemption rights

CIS’s board of directors considered the risk that some of the current CIS public stockholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the Business Combination.

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Recommendation of CIS’s Board of Directors

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of CIS’s shareholders. If you tender your Callable Class B Ordinary Shares in the Offer, you will not continue to be a shareholder of the Company and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Callable Class B Ordinary Shares. However, you must make your own decision as to whether to tender your Callable Class B Ordinary Shares and, if so, how many Callable Class B Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Callable Class B Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer, and “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the our founding shareholders, and the pro forma book value per share.

Interests of Certain Persons in the Acquisition

When you consider the recommendations of CIS’s board of directors against the Offer, you should keep in mind that CIS’s pre-IPO shareholders, directors and officers (“CIS Inside Shareholders”) have interests in the Acquisition and Offer that may be different from, or in addition to, your interests as a shareholder. See “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

When you consider the recommendations of the Company’s board of directors against the Offer, you should keep in mind that the Company’s pre-IPO shareholders, directors and officers (“the Pre-IPO Shareholders”) have interests that may be different from, or in addition to, your interests as a shareholder. For example, the Pre-IPO Shareholders acquired 1,000,000 Ordinary Shares for $25,000 which would become worthless if we did not complete the Acquisition. In addition , immediately prior to the consummation of the IPO, the founders and their assignees purchased an aggregate of 4,500,000 warrants for an aggregate purchase price of $3,375,000, or $0.75 per warrant. The placement warrants are identical to the redeemable warrants sold in our IPO, except: (i) the placement warrants are non-redeemable while held by the founders or their permitted assignees; (ii) the placement warrants may be exercised during the applicable exercise period, on a for cash or cashless basis, at any time after the consolidation of each class of our Ordinary Shares into one class of Ordinary Shares after consummation of an acquisition transaction or post-acquisition tender offer, as the case may be, even if there is not an effective registration statement relating to the shares underlying the warrants, so long as such warrants are held by the founders, their designees or their affiliates; and (iii) the purchasers have agreed that the placement warrants will not be sold or transferred until after the consolidation of each class of our Ordinary Shares into one class of Ordinary Shares after consummation of an acquisition transaction or post-acquisition tender offer, as the case may be. Therefore, if the Acquisition was not completed, the Pre-IPO Shareholders would have lost the $4,400,000 they paid for our securities.

In addition, if we were unable to complete a business combination and were forced to dissolve and liquidate, our founders, by agreement, would have been jointly and severally liable to indemnify us for all claims of contracted parties, to the extent we failed to obtain valid and enforceable waivers from such parties.

Compensatory Arrangements for our Pre-Acquisition Board of Directors and Officers

None of our directors or officers have received any cash compensation for services rendered to us during the years ended December 31, 2012 and 2013. Because our Pre-IPO Shareholders owned an aggregate of 1,000,000 founders shares and 4,500,000 founders’ warrants, no compensation (other than reimbursement of out-of-pocket expenses) was necessary and such persons have agreed to serve in their respective role without compensation.

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Immediately after the IPO, we began paying fees of $7,500 per month to $7,500 per month to CIS Acquisition Holding Co. Ltd. for office space, administrative services and secretarial support, for a period commencing on the date of the IPO and ending on the earlier of our consummation of an acquisition transaction or our liquidation.

Other than this $7,500 per month fee no compensation of any kind, including finder’s and consulting fees, were paid to our Pre-IPO Shareholders for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates received reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There was no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There was no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Finder’s and Financial Services Agreements

In connection with the closing of the Acquisition, CIS issued a warrant to purchase 135,000 of CIS’s Class C Ordinary Shares to Mo Mehr for acting as CIS’s financial advisor in connection with the Acquisition. The warrants have the same terms and conditions as CIS’s publicly traded warrants.

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ACCOUNTING TREATMENT

The accounting treatment for the Acquisition will be filed by amendment once the financial statements for the Target have been audited.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CIS’s Management’s Discussion and Analysis will be filed by amendment once the financial statements for Red Rock have been audited.

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MANAGEMENT

Pre-Acquisition Management

Prior to the Acquisition, our management was comprised of the following:

Name	Age	Position
Anatoly Danilitskiy	62	Chairman and Chief Executive Officer
Kyle Shostak	43	Director, Chief Financial Officer and Secretary
Taras Vazhnov	42	Director
Levan Vasadze	43	Director
David R. Ansell	69	Director

The biographical information for our pre-Acquisition officers and directors is incorporated by reference to the section entitled “Directors and Senior Management” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013.

Post-Acquisition Management

Following the Acquisition, it is anticipated that the directors and executive officers of the company will be the individuals named below.

Name	Age	Position

Scott Hartman	51	Chairman of the Board and Chief Executive Officer

Michael Beasley	44	President and Chief Underwriting Officer

Lisa G. Bays	49	Executive Vice President, Secretary, General Counsel, and Director

James Cross	66	Vice President, Claims

Lynette L. Parmley	69	Vice President, Human Resources

Kyle Shostak	43	Director

Taras Vazhnov	42	Director

Scott Hartman. Mr. Hartman has served as the Chairman of the Board of Directors of Red Rock Insurance Company since February 1, 2013 and as the Chief Executive Officer of Red Rock Insurance Company since March 1, 2014. He has also served as the Sole Manager of Red Rock since it was acquired by Foster Jennings, Inc. in 2013. Mr. Hartman is the founder of Foster Jennings, Inc., a diversified financial services holding company that currently owns all of the outstanding membership interests of Red Rock, and has served as its Chairman and Chief Executive Officer since 2009. Mr. Hartman is also the founder of Hartman Investments, LLC, a family office merchant bank, and has served as its Managing Partner since 2003. He also founded Seaview Capital Advisors, Inc., a mezzanine private equity fund, and has been a Principal of that entity since 2003. Mr. Hartman has also served as a Financial Advisor for Alliance Bernstein, an asset management firm, since 2013. In his roles with these companies, Mr. Hartman has been responsible for making investment and asset management decisions and has carried out the functions of a corporate officer and executive and a board member.

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Michael Beasley. Mr. Beasley has served as the President and Chief Underwriting Officer of Red Rock Insurance Company since December 2013 and previously served as the Chief Operating Officer and Head of Underwriting of Red Rock Insurance Company from May 2013 to December 2013. From September 2011 to April 2012, Mr. Beasley served as the Chief Operating Officer of Western Underwriters Insurance Company, a California insurance company that reinsured high-level excess earthquake coverage as well as stand-alone earthquake risks, and as a Senior Advisor to its parent company, Fort Ashford Holdings, LLC, a private equity group. Mr. Beasley also served, from June 2009 to July 2011, as the Vice President of Underwriting for Wilshire National Corporation, a coverholder for Lloyd’s of London focusing on flood, real estate owned (REO), and forced placed lending products for banks and mortgage companies. From August 2007 to March 2009, Mr. Beasley served as the Western Regional Underwriting Officer for Tokio Marine Insurance Company, an insurance company offering commercial property and casualty insurance products to large- and middle-market companies in a variety of industries. Prior to his time with Tokio Marine, Mr. Beasley served, from March 1999 to September 2002, as Senior Vice President and Chief Underwriting Officer of the State National Companies, which provide lender services (specializing in collateral protection insurance) and program services (serving as a bridge between unique market opportunities and reinsurance capacity). In addition, Mr. Beasley served as the Executive Vice President of AMC Re, an on-shore captive reinsurer, from March 2003 to April 2005. In each of these roles, Mr. Beasley was responsible for underwriting results, budgeting, ceded reinsurance, departmental operations, expense management and aggregate management of company property portfolios. He was also responsible for handling marketing and relationship management with large insurance retail brokers, MGAs, Lloyd’s of London syndicates, and reinsurance brokers. Mr. Beasley is a current sponsor of the Cato Institute and has written articles for and been quoted in nationally distributed insurance publications, including Rough Notes, Service and Mortgage Magazine, Business Insurance and National Underwriter. In 2007, Mr. Beasley filed for bankruptcy due to a suit filed against him by JP Morgan, however, the bankruptcy proceedings were dismissed and the suit was dropped without prejudice.

Lisa G. Bays. Ms. Bays has served Red Rock Insurance Company in the following capacities: as a director since February 2013, as Executive Vice President and Secretary since December 2013, as General Counsel since April 2008, as President and Chief Executive Officer from March 2012 to December 2013, as Secretary from October 2011 to March 2012, as Vice President from April 2009 to March 2012, as Counsel from January 2007 to April 2008, as General Counsel from September 2004 to December 2006, and as Counsel from July 2001 to September 2004. Ms. Bays was first directly employed by Red Rock Insurance Company (then known as BancInsure, Inc.) in July 2010. Prior to that time, Ms. Bays worked with Red Rock Insurance Company on a contractual basis through her employment with C.L. Frates and Company. In addition to her service with Red Rock Insurance Company, Ms. Bays has served, since March 2012, as President, Chief Executive Officer, and General Counsel of Bankers Multistate Insurance, Inc., BMSI Marketing, Inc., BancInsure Marketing Services, Inc. and BI Management Company, which constituted all of the companies under the control of BMSI Holdings, Inc., the prior holding company of BancInsure and Matterhorn Financial Services that filed a voluntary petition for Chapter 7 bankruptcy in April 2013 in the United States Bankruptcy Court for the Western District of Oklahoma. From July 2009 to June 2010, Ms. Bays served as the Liaison to the Oklahoma Office of Administrative Rules for the Oklahoma Tobacco Settlement Endowment Trust. Ms. Bays also served, from June 2003 to December 2009, as the Liaison to the Oklahoma Office of Administrative Rules for the Oklahoma Department of Consumer Credit. In these roles, Ms. Bays was contracted to perform certain steps under Oklahoma’s rulemaking process to promulgate the agency’s administrative rules. From August 2004 to June 2010, Ms. Bays served as Vice President, General Counsel of C.L. Frates and Company, a provider of risk management services, insurance and reinsurance brokerage and captive management. She also served as Assistant General Counsel of C.L. Frates and Company from July 2001 to August 2004.

James N. Cross. Mr. Cross has served as Vice President, Claims of Red Rock Insurance Company since April 2005. Prior to his employment with Red Rock Insurance Company, Mr. Cross was Senior Vice President, Claims Manager of C.L. Frates and Company, a provider of risk management services, insurance and reinsurance brokerage and captive management, from 1998 to 2005. Mr. Cross also served USF&G and St. Paul, property and casualty insurance companies, in the following capacities: as Claim Manager from 1992 to 1998, as Assistant Regional Claim Manager from 1991 to 1992, as Member, Claim Best Practices in 1991, and as Claim Supervisor from 1986 to 1991. BMSI Holdings, Inc., the prior holding company of BancInsure (now known as Red Rock Insurance Company) and Matterhorn Financial Services, filed a voluntary petition for Chapter 7 bankruptcy in April 2013 in the United States Bankruptcy Court for the Western District of Oklahoma.

Lynette L. Parmley. Ms. Parmley has served as Vice President, Human Resources of Red Rock Insurance Company since January 2007. Prior to her employment with Red Rock Insurance Company, Ms. Parmley served as Vice President, Human Resources of C.L. Frates and Company, a provider of risk management services, insurance and reinsurance brokerage and captive management, from 1996 to 2014.

The biographical information for Kyle Shostak and Taras Vazhnov is incorporated by reference to the section entitled “Directors and Senior Management” is the Company’s Annual Report on Form 20-F for the year ended December 31, 2013.

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Directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in the election. Directors are elected until their successors are duly elected and qualified.

Except as noted above, there are no agreements or understandings for any of Target’s executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Involvement in Certain Legal Proceedings

Except as described in their biographies under the heading “Post-Acquisition Management,” none of Target’s directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in Target’s discussion below in “Transactions with Related Persons, Promoters and Control Persons; Director Independence,” none of Target’s directors, director nominees or executive officers has been involved in any transactions with Target or us or any of Target’s or our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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DIRECTOR AND EXECUTIVE COMPENSATION

Pre-Acquisition Executive Officers and Director Compensation

None of our directors or officers have received any cash compensation for services rendered to us during the years ended December 31, 2012 and 2013. Because our Pre-IPO Shareholders owned an aggregate of 1,000,000 founders shares and 4,500,000 founders’ warrants, no compensation (other than reimbursement of out-of-pocket expenses) was necessary and such persons have agreed to serve in their respective role without compensation.

Immediately after the IPO, we began paying fees of $7,500 per month to $7,500 per month to CIS Acquisition Holding Co. Ltd. for office space, administrative services and secretarial support, for a period commencing on the date of the IPO and ending on the earlier of our consummation of an acquisition transaction or our liquidation.

Other than this $7,500 per month fee no compensation of any kind, including finder’s and consulting fees, were paid to our Pre-IPO Shareholders for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates received reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There was no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There was no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Red Rock Summary Compensation Table - Fiscal Years Ended December 31, 2013 and 2012

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. All of the named persons were employed by Red Rock Insurance Company. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)
Scott W. Hartman Chief Executive Officer and Chairman	2013	$0	$0	$0		$0

Lisa G. Bays Executive Vice President, General Counsel, Secretary(1)	2013	$200,016	$2,000	$9,699	(2)	$211,715
	2012	$188,848	$0	$10,100	(3)	$198,948

Mark A. Krienke Vice President, Chief Financial Officer, Treasurer (10)	2013	$153,096	$28,884	$9,699	(4)	$191,679
	2012	$148,648	$0	$9,861	(5)	$158,509

James N. Cross Vice President, Claims	2013	$142,536	$27,029	$9,689	(6)	$179,254
	2012	$138,380	$0	$9,802	(7)	$148,182

Michael Beasley President, Chief Underwriting Officer (8)	2013	$123,344	$16,000	$7,886	(9)	$147,230

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(1)	Ms. Bays has served Red Rock Insurance Company in the following capacities: as Executive Vice President and Secretary since December 2013, as General Counsel since April 2008, as President and Chief Executive Officer from March 2012 to December 2013, as Secretary from October 2011 to March 2012, and as Vice President from April 2009 to March 2012.
(2)	Includes an annual car allowance of $9,000 and a gross-up for long term disability care of $699.
(3)	Includes an annual car allowance of $9,000 and a gross-up for long term disability care of $1,100.
(4)	Includes an annual car allowance of $9,000 and a gross-up for long term disability care of $699.
(5)	Includes an annual car allowance of $9,000 and a gross-up for long term disability care of $861.
(6)	Includes an annual car allowance of $9,000 and a gross-up for long term disability care of $689.
(7)	Includes an annual car allowance of $9,000 and a gross-up for long term disability care of $802.
(8)	Mr. Beasley has served as the President and Chief Underwriting Officer since December 2013 and previously served as the Chief Operating Officer and Head of Underwriting from May 2013 to December 2013.
(9)	Includes $7,886 of relocation expenses.

(10)	Mr. Krienke’s employment terminated in 2014.

Employment Agreements

Employment Agreement with Michael Beasley

Red Rock Insurance Company has entered into an employment agreement with Michael Beasley. The term of the employment agreement began on May 1, 2013, was extended for another one year period on May 1, 2014, and will continue to extend for successive one year periods as of May 1st of each year unless either party provides the other party with at least 90 days prior written notice of its election not to extend the term. Under the employment agreement, Red Rock Insurance Company has agreed to pay Mr. Beasley a base salary of $185,000 per year, subject to increase as determined by the board of directors. In addition, if at any time during the term of the employment agreement, aggregate underwriting profit (as defined in the employment agreement) over a 12-month trailing period exceeds $2.5 million, Mr. Beasley’s base salary will be increased to $225,000 per year, effective as of the beginning of the first payroll period following such event.

Each calendar year, Mr. Beasley is also eligible to receive a performance bonus payable in cash, the amount of which will be based on Red Rock Insurance Company’s underwriting profit, as described in detail in the employment agreement, and a discretionary bonus, the amount and timing of which will be based on criteria determined by the board of directors in its sole discretion. Mr. Beasley is also eligible to participate in certain benefit plans maintained by Red Rock Insurance Company, including its 401(k) savings plan, health plan, dental plan, and life insurance and disability plans. Red Rock Insurance Company also agreed to pay Mr. Beasley’s relocation expenses, up to $10,000, so long as his relocation occurred within 12 months of May 1, 2013.

If Mr. Beasley’s service is severed by Red Rock Insurance Company for cause (as defined in the employment agreement) or by Mr. Beasley without good reason (as defined in the employment agreement), Mr. Beasley will be entitled to receive: (i) any earned but unpaid base salary up to and including the date of separation from service, (ii) any unreimbursed business expenses incurred prior to the date of separation from service, and (iii) his base salary for any unused vacation days.

If Mr. Beasley’s service is severed as a result of his death or disability (as defined in the employment agreement), Mr. Beasley (or his heirs) will be entitled to receive: (i) any earned but unpaid base salary up to and including the date of separation from service, (ii) any earned but unpaid performance bonus, (iii) a cash sum equal to any discretionary bonus multiplied by a fraction the numerator of which is the number of calendar days elapsed in the calendar year up to and including the date of separation from service and the denominator of which is 365, (iv) any unreimbursed business expenses incurred prior to the date of separation from service, and (v) his base salary for any unused vacation days.

If Mr. Beasley’s service is severed by Red Rock Insurance Company without cause or by Mr. Beasley with good reason, Mr. Beasley will be entitled to receive: (i) any earned but unpaid base salary up to and including the date of separation from service, (ii) any earned but unpaid performance bonus, (iii) a cash sum equal to any discretionary bonus multiplied by a fraction the numerator of which is the number of calendar days elapsed in the calendar year up to and including the date of separation from service and the denominator of which is 365, (iv) the continuation of Mr. Beasley’s base salary, paid in accordance with normal payroll procedures, from the date of separation from service to the 6 month anniversary of the date of separation from service, (v) the continuation during the 6 months immediately following the date of separation from service of the eligibility of Mr. Beasley, his spouse and his dependent children to participate in Red Rock Insurance Company’s medical, dental, vision and life insurance plans in which they participated immediately preceding the date of separation from service (provided that such participation will be subject to Mr. Beasley’s payment of the employee portion of the monthly premium cost), (vi) any unreimbursed business expenses incurred prior to the date of separation from service, and (vii) his base salary for any unused vacation days. In order to receive the payments and benefits described in this paragraph, Mr. Beasley must first execute a release on behalf of Red Rock Insurance Company.

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In order to receive any of the severance-related payments and benefits described above, Mr. Beasley must resign from all director and officer positions with Red Rock Insurance Company and any of its subsidiaries and affiliates. In addition, in order to receive any of the severance-related payments described above related to (i) earned but unpaid performance bonus, (ii) discretionary bonus, (iii) base salary continuation, and (iv) continuation of benefits, Mr. Beasley must comply with the restrictive covenants in the employment agreement relating to non-competition, non-solicitation, confidential information, inventions, and non-disparagement. In the event that Mr. Beasley breaches one or more of those covenants, Red Rock Insurance Company will be entitled to recover from Mr. Beasley the value of any such payment or benefit provided on and after the first date of such breach.

It is expected that this employment agreement will remain in place following the closing of the Acquisition.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of Target’s named executive officers at December 31, 2013. No equity awards were made during the fiscal year ended December 31, 2013.

Compensation of Directors

No member of CIS’s board of directors received any compensation for his services as a director during the fiscal year ended December 31, 2013.

Except as set forth below, no member of Target’s or Red Rock Insurance Company’s board of directors received any compensation for his services as a director during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)
Scott W. Hartman	$41,667
Andrew B. Scherr(1)	$33,333

(1)	Mr. Scherr resigned in November 2013.

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DESCRIPTION OF SECURITIES

The information under the heading “Description of Securities” in the company’s registration statement on Form F-1 (File No. 333-180224), initially filed with the Securities & Exchange Commission on March 20, 2012, as amended, is hereby incorporated by reference.

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THE OFFER

General

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 3,500,000 Callable Class B Ordinary Shares validly tendered in the Offer and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $10.40 per share, net to the sellers in cash, without interest, for a total maximum Purchase Price of up to $36,400,000, as further described below under the heading “Purchase Price.” The holders of Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

The Offer is not conditioned on any minimum number of Callable Class B Ordinary Shares being tendered in the Offer. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition. See “The Offer — Conditions of the Offer.”

Only Callable Class B Ordinary Shares validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All Callable Class B Ordinary Shares tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

Purchase Price

The Purchase Price is $10.40 per share. The Purchase Price has been calculated based on the requirement in our Articles of Incorporation that requires that the redemption price payable per share of Callable Class B Ordinary Shares shall be equal to the amount held in the Trust Account (excluding interest earned thereon and taxes payable) as of the commencement of the tender offer, divided by the total number of Callable Class B Ordinary Shares sold as part of the units in our IPO. Under the terms of our Articles of Incorporation and the agreement governing the Trust Account, each as amended, we are required to conduct the Offer in accordance with the terms of our Articles of Incorporation, including the requirement related to the Purchase Price. See “The Offer-Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for Callable Class B Ordinary Shares from $10.40, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extensions of the Offer; Termination; Amendment.”

No Proration in Offer

Under no circumstances will the number of Callable Series B Shares tendered be prorated.

Purpose of the Offer

On June 16, 2014, the Agreement was entered into by and among CIS, Target, and the Member. Upon the closing of the transactions contemplated in the Agreement, the Company will acquire 100% of the issued and outstanding equity interest in Target from Member in exchange for the transaction consideration consisting of shares of CIS Class C Ordinary Shares. At the closing, we will issue the Member 11,500,000 Class C Ordinary Shares. The Agreement also provides for earn-outs of up to 3,000,000 additional Ordinary Shares.

On June 16, 2014, a Stock Purchase Agreement (the “Agreement”) was entered into by and among CIS, Red Rock Holdings Group, LLC, a Delaware Limited Liability company (“Red Rock” or the “Target”), and Foster Jennings, Inc., Red Rock’s sole member (the “Member”). Upon the closing of the transaction contemplated in the Agreement on __________, 2014, the Company acquired 100% of the issued and outstanding equity interests in Target from Member in exchange for the transaction consideration consisting of 11,500,000 Class C Ordinary Shares (the “Acquisition”). The Agreement also provides for earn-outs of up to 3,000,000 additional Ordinary Shares.

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of CIS’s shareholders. If you tender your Callable Class B Ordinary Shares in the Offer, you will not continue to be a shareholder of the Company and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Callable Class B Ordinary Shares. However, you must make your own decision as to whether to tender your Callable Class B Ordinary Shares and, if so, how many Callable Class B Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer.

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Certain Effects of the Offer

Approximately $36,400,000 will be required to purchase Callable Class B Ordinary Shares in the Offer at the Purchase Price of $10.40 per share if the Offer is fully subscribed. In addition, we estimate approximately $____________ will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Callable Class B Ordinary Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Acquisition. Callable Class B Ordinary Shares acquired pursuant to the Offer will be retired and cancelled.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Scheduled Expiration of Offer

The Offer is scheduled to expire at 5:00 p.m., New York City time, on [__________], September [___], 2014, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Procedures for Tendering Callable Class B Ordinary Shares

Valid Tender of Callable Class B Ordinary Shares

For a shareholder to make a valid tender of Callable Class B Ordinary Shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Callable Class B Ordinary Shares you wish to tender, or confirmation of receipt of the Callable Class B Ordinary Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Callable Class B Ordinary Shares, you must contact your broker or nominee to tender your Callable Class B Ordinary Shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Callable Class B Ordinary Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

Election to Participate in Offer

In the Letter of Transmittal holders of Callable Class B Ordinary Shares will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering shareholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.

Separation Of Units

You may tender Callable Class B Ordinary Shares held as part of a unit in the Offer. If any or all of your Callable Class B Ordinary Shares are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated share. For specific instructions regarding separation of units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the units. The voluntary separation of the units occurs through the facilities of the Depository Trust Company and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while CIS believes that such separation of the units can typically be accomplished within 3 business days, no assurance can be given regarding how quickly units can be separated and unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•	the registered holder of the Callable Class B Ordinary Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Callable Class B Ordinary Shares) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

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•	Callable Class B Ordinary Shares are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Callable Class B Ordinary Shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Callable Class B Ordinary Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for Callable Class B Ordinary Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Callable Class B Ordinary Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Callable Class B Ordinary Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that CIS may enforce such agreement against the DTC participant.

Guaranteed Delivery

If you want to tender your Callable Class B Ordinary Shares pursuant to the Offer, but (i) your Callable Class B Ordinary Shares are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Callable Class B Ordinary Shares, if all the following conditions are met:

(A) the tender is made by or through an Eligible Institution;

(B) the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(C) the Depositary receives, within three Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

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(1) the certificates for all tendered Callable Class B Ordinary Shares, or confirmation of receipt of the Callable Class B Ordinary Shares pursuant to the procedure for book-entry transfer as described above, and

(2) a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the purchase of Callable Class B Ordinary Shares tendered pursuant and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Callable Class B Ordinary Shares, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

Return of Unpurchased Callable Class B Ordinary Shares

If any tendered Callable Class B Ordinary Shares are not purchased pursuant to the Offer, or if less than all Callable Class B Ordinary Shares evidenced by a shareholder’s certificates are tendered, certificates representing the unpurchased Callable Class B Ordinary Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Callable Class B Ordinary Shares tendered by book-entry transfer at DTC, the Callable Class B Ordinary Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.

Any tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of the Callable Class B Ordinary Shares are unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Callable Class B Ordinary Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Callable Class B Ordinary Shares, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Callable Class B Ordinary Shares shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

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Determination of Validity; Rejection of Callable Class B Ordinary Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Callable Class B Ordinary Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Callable Class B Ordinary Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Callable Class B Ordinary Shares or waive any defect or irregularity in any tender with respect to any particular Callable Class B Ordinary Shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Callable Class B Ordinary Shares. None of CIS, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Callable Class B Ordinary Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Callable Class B Ordinary Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Callable Class B Ordinary Shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date namely 5:00 p.m. on [__________], September [___], 2014. You may also withdraw your previously tendered securities at any time after 5:00 p.m., New York City time, on [__________], September [___], 2014 if not accepted prior to such time. Except as this section otherwise provides, tenders of Callable Class B Ordinary Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Callable Class B Ordinary Shares to be withdrawn, the number of Callable Class B Ordinary Shares to be withdrawn and the name of the registered holder of the Callable Class B Ordinary Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Callable Class B Ordinary Shares in more than one group of Callable Class B Ordinary Shares, the shareholder may withdraw Callable Class B Ordinary Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Callable Class B Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Callable Class B Ordinary Shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Callable Class B Ordinary Shares have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Callable Class B Ordinary Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of CIS, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

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If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Callable Class B Ordinary Shares on our behalf. Such Callable Class B Ordinary Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Callable Class B Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Callable Class B Ordinary Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 3,500,000 shares validity tendered in the Offer and not properly withdrawn on or before the Expiration Date. If more than 3,500,000 shares have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date or if the Acquisition Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Callable Class B Ordinary Shares tendered at our expense. Under no circumstances will the number of Callable Class B Ordinary Shares tendered be prorated. The holders of Callable Class B Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Callable Class B Ordinary Shares that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Callable Class B Ordinary Shares for payment pursuant to the Offer.

In all cases, payment for Callable Class B Ordinary Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of Callable Class B Ordinary Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Callable Class B Ordinary Shares tendered be made unless the conditions to the Offer including the Maximum Tender Condition have been satisfied. We will make prompt payment upon satisfaction of the offering conditions, but in no event later than three business days after the Expiration Date.

CIS will pay for Callable Class B Ordinary Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Callable Class B Ordinary Shares tendered in the Offer and not purchased will be returned or, in the case of Callable Class B Ordinary Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Callable Class B Ordinary Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Callable Class B Ordinary Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Callable Class B Ordinary Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge shareholders who hold Callable Class B Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

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•	more than 3,500,000 Callable Class B Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

We will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our shareholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of CIS to extend, terminate and/or modify the Offers, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Acquisition illegal or otherwise preventing or prohibiting consummation of the Acquisition; or

•	a material adverse effect with respect to CIS shall have occurred since the date of this Offer to Purchase.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion, subject to applicable law. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time, subject to applicable law. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Shareholders may challenge any determination that we make with respect to such matters.

You should evaluate current market quotes and trading volume for the Callable Class B Ordinary Shares, among other factors, before deciding whether or not to accept the Offer. See “Market Price Information” and “Risk Factors.”

Source and Amount of Funds

Approximately $36,400,000 will be required to purchase Callable Class B Ordinary Shares in the Offer at the Purchase Price of $10.40 per share if the Offer is fully subscribed. In addition, we estimate approximately $__________ will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Callable Class B Ordinary Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Acquisition. Callable Class B Ordinary Shares acquired pursuant to the Offer will be retired and cancelled.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities

See “The Acquisition—Management Agreement; Stock Purchase Agreements; and Interests of Certain Persons in the Acquisition,” herein for information related to the proposed Acquisition and the interests of the management of CIS in the Acquisition.

Holders of our Ordinary Shares issued prior to our initial public offering, including our officers and directors, have agreed not to participate in the Offer with respect to such shares. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our securities during the 60 days prior to June 16, 2014.

Certain Legal Matters; Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

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Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Callable Class B Ordinary Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Callable Class B Ordinary Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Callable Class B Ordinary Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Callable Class B Ordinary Shares if we determine such extension is required by applicable law or regulations, subject to the restriction in our organizational documents that requires us to complete the tender offer by September 21, 2014. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Callable Class B Ordinary Shares, or if we increase or decrease the number of Callable Class B Ordinary Shares sought in the tender offer, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Advantage Proxy, LLC to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by CIS for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

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We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Callable Class B Ordinary Shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Callable Class B Ordinary Shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Callable Class B Ordinary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Callable Class B Ordinary Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of ______, 2014:

•	each person known to us to own beneficially more than 5% of our ordinary shares; and

•	each of our directors and executive officers who beneficially own our ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options exercisable by a person within 60 days after the date of this report. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary Shares(2)
Directors and Executive Officers:
Scott Hartman (3)	11,500,000
Michael Beasley	0
Lisa G Bays	0
James Cross	0
Lynette L. Parmly	0
Kyle Shostak	24,500
Taras Vazhnov(4)	219,236
All directors and executive officers as a group (7 individuals)	1,000,000
Five Percent Holders:
CNH Partners, LLC(5)	1,000,000
Anatoly Danilitskiy(4)	750,664

*	Less than one percent

(1)	Unless otherwise noted, the business address for each of our beneficial owners is c/o CIS Acquisition Ltd., 89 Udaltsova Street, Suite 84, Moscow, Russia 119607. The shares beneficially owned are founders’ shares consisting of Class A Ordinary Shares.

(2)	Based on ___________ ordinary shares outstanding, including 1,000,000 Class A Ordinary Shares held by our founders. Does not include ordinary shares underlying the warrants underlying the units sold in the IPO and the placement warrants which will not become exercisable within the next 60 days.

(3)

Consists of shares owned by Foster Jennings, Inc.  Hartman Investments, LLC is the sole shareholder of Foster Jennings, Inc.  Scott Hartman has voting and dispositive power over the shares owned by Foster Jennings, Inc. as the sole member and manager of Hartman Investments, LLC.

(4)

Messrs. Danilitskiy and Vazhnov share voting and dispositive power over the founders’ shares owned by CIS Acquisition Holding Co. Ltd. CIS Acquisition Holding Co. Ltd. is owned by Zelda Finance Ltd. and SPAC Investments Ltd. Anatoly Danilitskiy controls Zelda Finance Ltd. and Taras Vazhnov controls SPAC Investments Ltd. The business address of Zelda Finance Ltd. is Withfield Tower, 3rd floor, 4792 Coney Drive, Belize City, Belize. The mailing address of SPAC Investments Ltd. is FH Chambers, P.O. Box 4649, Road Town, Tortola, British Virgin Islands.

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(5)	Includes shares held by CNH Partners, LLC, where CNH Partners, LLC. serves as an investment manager to AQR Diversified Arbitrage Fund. The business address of CNH Partners, LLC is Two Greenwich Plaza, 3rdFloor, Greenwich, CT 06830. Information respecting CNH Partners, LLC was derived from a Schedule 13G filed on December 19, 2012.

Of the ordinary shares outstanding, 14% are held in the United States by 9 (nine) record holders.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of CIS

On November 28, 2011, we issued 100 ordinary shares to Kyle Shostak, our initial shareholder and founder, for a consideration of $0.01. On February 13, 2012, we issued 2,804,562 ordinary shares to CIS Acquisition Holding Co. Ltd. and 70,338 ordinary shares to Mr. Shostak for an aggregate consideration of $24,999.99, or $0.0087 per share. On May 2, 2012, CIS Acquisition Holding Co. Ltd. transferred 7,000 ordinary shares to Levan Vasadze and 7,000 ordinary shares to David Ansell for an aggregate consideration of $1.40, or $0.0001 per share. On October 18, 2012, our founders contributed an aggregate of 1,437,500 shares of our outstanding ordinary shares to our capital at no cost to us and we subsequently cancelled such shares. On November 30, 2012, our founders contributed an aggregate of 75,000 shares of our outstanding ordinary shares to our capital at no cost to us and we subsequently cancelled such shares. Also on November 30, 2012, CIS Acquisition Holding Co. Ltd. transferred 498 ordinary shares to Levan Vasadze and 498 ordinary shares to David Ansell for an aggregate consideration of approximately $0.10, or $0.0001 per share. On December 14, 2012, our founders contributed an aggregate of 272,500 shares of our outstanding ordinary shares to our capital at no cost to us and we subsequently cancelled such shares. Immediately prior to the consummation of the IPO, the founders exchanged all 1,000,000 ordinary shares for their respective portion of 1,000,000 newly-issued Class A Ordinary Shares.

Immediately prior to the consummation of the IPO, the founders and their assignees purchased an aggregate of 4,500,000 warrants for an aggregate purchase price of $3,375,000, or $0.75 per warrant. except: (i) the placement warrants are non-redeemable while held by the founders or their permitted assignees; (ii) the placement warrants may be exercised during the applicable exercise period, on a for cash or cashless basis, at any time after the consolidation of each class of our ordinary shares into one class of ordinary shares after consummation of an acquisition transaction or post-acquisition tender offer, as the case may be, even if there is not an effective registration statement relating to the shares underlying the warrants, so long as such warrants are held by the founders, their designees or their affiliates; and (iii) the purchasers have agreed that the placement warrants will not be sold or transferred until after the consolidation of each class of our ordinary shares into one class of ordinary shares after consummation of an acquisition transaction or post-acquisition tender offer, as the case may be.

Concurrently with the IPO, we issued to Chardan Capital Markets, LLC, the representative of the underwriters as additional compensation, for a purchase price of $100, a unit purchase option to purchase 280,000 units for $12.00 per unit. The units issuable upon exercise of this option are identical to those offered in the IPO, except for some differences in redemption rights. The unit purchase option will be exercisable at any time, in whole or in part, from the later of (i) the consolidation of each class of our ordinary shares into one class of ordinary shares, or (ii) June 18, 2013, and expiring on the earlier of December 18, 2017 and the day immediately prior to the day on which we and all of our successors have been dissolved.

We have sold to the underwriters, including Maxim Group LLC, the qualified independent underwriter, of the IPO, for $2,720, as additional compensation, an aggregate of 136,000 Class A Shares in a private placement that occurred immediately prior to the closing of the IPO. Such shares are subject to transfer restrictions until two years from the effective date of the registration statement relating to the IPO, and the underwriters have agreed to waive their rights to participate in any distribution from the trust account.

The holders of the founders’ securities (including the founders’ shares, placement warrants, and the ordinary shares underlying the placement warrants) and the underwriter shares will be entitled to registration rights pursuant to an agreement signed prior to the effective date of the registration statement. The holders of the majority of these securities are entitled to make up to two demands that we register such securities. The holders of the founders’ shares and underwriter shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the placement warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummate an acquisition transaction or post-acquisition tender offer. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of an acquisition transaction or post-acquisition tender offer, as the case may be. We will bear the expenses incurred in connection with the filing of any such registration statements.

Immediately after the IPO, we began paying fees of $7,500 per month to $7,500 per month to CIS Acquisition Holding Co. Ltd. for office space, administrative services and secretarial support, for a period commencing on the date of the IPO and ending on the earlier of our consummation of an acquisition transaction or our liquidation.

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Certain Transactions of Red Rock

On October 15, 2013, Red Rock Insurance Company (then known as BancInsure, Inc.) and Foster Jennings, Inc. jointly purchased real estate located at 200 Coal Street Extension, Uniontown, Pennsylvania for $275,000. Pursuant to an agreement between Red Rock Insurance Company and Foster Jennings, dated October 15, 2013, Red Rock Insurance Company provided the funds to purchase the property ($275,000) and Foster Jennings is managing the resale of the property. When the property is sold, Red Rock Insurance Company will first receive repayment of the purchase price of $275,000 plus expenses and then any remaining proceeds from the sale will be split evenly between Red Rock Insurance Company and Foster Jennings. (In accordance with the intent of the parties when the property was acquired, Lot 1 of the twelve lots was sold as of the settlement date of March 3, 2014 to Adam J. Bosley and Tania A. Bosley for $150,000.) Foster Jennings owns all of the outstanding membership interests in Red Rock, which owns all of the outstanding capital stock of Red Rock Insurance Company. Scott W. Hartman, the Chairman and Chief Executive Officer of Red Rock Insurance Company beneficially owns 100% of the outstanding capital stock of Foster Jennings, Inc.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of the material U.S. federal income tax consequences to shareholders of redeeming their Callable Class B Ordinary Shares pursuant to the Offer, of the automatic consolidation of any remaining Callable Class B Ordinary Shares into ordinary shares after the consummation of the Offer and of owning and disposing of such ordinary shares after the completion of the Offer. Our Callable Class B Ordinary Shares and such ordinary shares are sometimes referred to collectively, or individually, as “securities” or “shares”. This summary is based upon the laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change. For purposes of this summary, references to “we,” “us,” and “our” refers to CIS Acquisition Ltd.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such an owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

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This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder of our securities based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of our shares;

•	persons that acquired our securities pursuant to the exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

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We have not sought, and will not seek a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION OF CALLABLE CLASS B ORDINARY SHARES PURSUANT TO THE OFFER OR OF OWNING AND DISPOSING OF OUR ORDINARY SHARES AFTER COMPLETION OF THE OFFER IS NOT TAX ADVICE. EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE REDEMPTION OF CALLABLE CLASS B ORDINARY SHARES PURSUANT TO THE OFFER, THE CONSOLIDATION OF ANY REMAINING CALLABLE CLASS B ORDINARY SHARES INTO ORDINARY SHARES AFTER THE CONSUMMATION OF THE OFFER OR OF OWNING AND DISPOSING OF OUR ORDINARY SHARES AFTER THE COMPLETION OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Our Treatment as a Foreign Corporation for U.S. Federal Income Tax Purposes

Section 7874(b) of the Code generally provides that a corporation organized outside the United States that acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States, will be treated as a U.S. corporation for U.S. federal income tax purposes if (i) the acquiring corporation, together with all corporations connected to it by a chain of greater than 50% ownership by vote and value (the “expanded affiliated group”), does not have substantial business activities in the country in which the acquiring corporation is organized, compared to the total worldwide business activities of the expanded affiliated group, and (ii) shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. For purposes of calculating the ownership percentage described in clause (ii) of the preceding sentence, stock held by one or more members of the expanded affiliated group generally is not included in either the numerator or the denominator of the fraction that determines that percentage (the “ownership fraction”), or in certain cases is included in the denominator, but not in the numerator, of the ownership fraction. In addition, for this purpose, options and warrants with respect to a corporation are generally treated as stock in the corporation with a value equal to the value of the stock that may be acquired pursuant to the option or warrant, less the exercise price thereof (but not less than zero), and excluding the amount of any property the holder of the option or warrant would be required to provide to the corporation under the terms of the option or warrant if such option or warrant were exercised. If Section 7874(b) of the Code applies to the Acquisition, among other things, we will be subject to U.S. federal income tax on our worldwide taxable income following the Acquisition as if we were a domestic (U.S.) corporation for U.S. federal income tax purposes.

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After the completion of the Acquisition, it is expected that the Member will be a part of our expanded affiliated group. Accordingly, any shares received by the Member pursuant to the Acquisition should not be included in either the numerator or the denominator of the ownership fraction (or may be included in the denominator, but not in the numerator, of the ownership fraction). In either event, the Member should not be treated as owning at least 80% of the voting power or value of our shares after the Acquisition for purposes of Section 7874(b) of the Code. As a result, Section 7874(b) of the Code should not apply to the Acquisition, and we should continue to be treated as a foreign corporation for U.S. federal income tax purposes after the Acquisition. The remainder of this discussion assumes that we will be treated as a foreign corporation for U.S. federal income tax purposes.

U.S. Holders

Taxation of Redemption of Callable Class B Ordinary Shares Pursuant to the Offer

The redemption of a U.S. Holder’s Callable Class B Ordinary Shares in exchange for cash in connection with the Offer generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of our Callable Class B Ordinary Shares rather than as a distribution. Such amounts, however, will be treated as a distribution and taxed as described in “Taxation of Owning and Disposing of Our Ordinary Shares After the Completion of the Offer — Taxation of Cash Distributions,” below, if (i) the redemption is “essentially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in us (including securities the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what its percentage ownership in us (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of our outstanding voting shares owned (including constructive ownership) by such holder immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption), and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in us (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in our securities and its percentage ownership in us (including constructive ownership and taking into account the effect of redemptions by other holders) is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the U.S. federal income tax consequences to it of any redemption of its Callable Class B Ordinary Shares.

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Taxation of Owning and Disposing of Our Ordinary Shares After the Completion of the Offer

Taxation of Cash Distributions

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ordinary shares. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such shares. Any remaining excess will be treated as gain from the sale or other taxable disposition of such shares and will be treated as described under “— Taxation on the Disposition of Ordinary Shares” below.

With respect to non-corporate U.S. Holders, dividends on our shares may be subject to U.S. federal income tax at the lower applicable long-term capital gains tax rate (see “— Taxation on the Disposition of Ordinary Shares” below) provided that (1) such shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for such shares would be suspended for purposes of clause (3) above for the period that such holder had a right to have such shares redeemed by us. Under published IRS authority, our ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the Nasdaq Capital Market. Although our shares are currently listed and traded on the Nasdaq Capital Market, we cannot guarantee that our ordinary shares will continue to be listed on the Nasdaq Capital Market. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our ordinary shares.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our ordinary shares (which, in general, would include a distribution in connection with our liquidation or a redemption of our ordinary shares), and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our securities, subject to certain limitations and exceptions. Under recently issued regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund, or QEF, rules discussed below under “— Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our securities.

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Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because we are a blank check company, with no current active business, we believe that it is likely that we met the PFIC asset or income test for our taxable year ended October 31, 2013. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to us in respect of our taxable year ended October 31, 2013 is uncertain. In addition, our actual PFIC status for any subsequent taxable year will not be determinable until after the end of such taxable year. We also do not plan to make annual determinations or otherwise notify U.S. Holders of our PFIC status. Accordingly, there can be no assurance with respect to our status as a PFIC for our taxable year ended October 31, 2013 or any subsequent taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our shares and, in the case of our shares, the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) such shares, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its shares; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the shares).

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Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the shares;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

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If a U.S. Holder has made a QEF election with respect to our shares and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale or other taxable disposition of our shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, the initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder had sold our shares for their fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held our ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its ordinary shares by the amount of the gain recognized and will also have a new holding period in the shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its shares at the end of its taxable year over the adjusted tax basis in its shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its shares over the fair market value of its shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares will be treated as ordinary income.

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The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although our ordinary shares are listed and traded on the Nasdaq Capital Market, we cannot guarantee that our shares will continue to be listed and traded on the Nasdaq Capital Market. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder otherwise were deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC, and we do not plan to make annual determinations or otherwise notify U.S. Holders of the PFIC status of any such lower-tier PFIC. There also is no assurance that we will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our shares should consult their own tax advisors concerning the application of the PFIC rules to our shares under their particular circumstances.

Consolidation of the Callable Class B Ordinary Shares into Ordinary Shares

After the completion of the Offer, the Callable Class B Ordinary Shares will be automatically consolidated into one class of ordinary shares.

Subject to the PFIC rules, a U.S. Holder should not recognize gain or loss on such a consolidation. A U.S. Holder’s adjusted tax basis in the ordinary shares that such holder received upon such consolidation should be equal to the holder’s adjusted tax basis in the Callable Class B Ordinary Shares that such holder surrendered. In addition, a U.S. Holder’s holding period in the ordinary shares that such holder received upon such consolidation should include such holder’s holding period in the Callable Class B Ordinary Shares that such holder surrendered.

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If a U.S. Holder of our shares is treated as owning shares in a PFIC such that the special tax and interest charge rules as described above under “— Passive Foreign Investment Company Rules” apply to the shares, and the shares received on a consolidation are determined not to be interests in a PFIC subject to such rules, such holder may recognize gain equal to the difference between the fair market value of the shares received and the holder’s adjusted tax basis in the shares surrendered, and if any such gain is recognized, then such gain may be subject to the special tax and interest charge rules described above. In such a case, a U.S. Holder’s adjusted tax basis in such shares received should be equal to their fair market value, and such holder should have a new holding period in such shares for purposes of the PFIC rules. If the U.S. Holder made a QEF election with respect to the shares surrendered, such election should continue to apply to the shares received upon such consolidation.

Non-U.S. Holders

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect to our securities generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of the automatic consolidation of the Callable Class B Ordinary Shares into ordinary shares to a Non-U.S. Holder generally should correspond to the U.S. federal income tax treatment of such a consolidation to a U.S. Holder, as described under “U.S. Holders — Consolidation of the Callable Class B Ordinary Shares into Ordinary Shares,” except that Non-U.S. Holders generally are not subject to the PFIC rules.

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Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our securities within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our securities.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to dividends paid on our securities to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of shares by a U.S. Holder (other than an exempt recipient), in each case who

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

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FINANCIAL STATEMENTS

The financial statements will be filed by amendment once the financial statements for Red Rock have been audited.

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The Depositary for the Offer is:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Attention: Reorganization Department

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

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